                                                Filed Pursuant to Rule 424(b)(4)
                                                Registration No. 333-26967


                   PROSPECTUS SUPPLEMENT ISSUED JULY 3, 1997
                        TO PROSPECTUS DATED JULY 2, 1997

                          CROWN AMERICAN REALTY TRUST

                    2,500,000 11.00% SENIOR PREFERRED SHARES
                        ($50.00 LIQUIDATION PREFERENCE)

     CROWN AMERICAN REALTY TRUST ("Crown") is offering (the "Offering") 2,500,000 11.00% Senior Preferred Shares of Beneficial Interest, par value $.01 per share (the "Shares"). The Shares are sometimes referred to herein as the "Securities."

     Crown is a self-administered, self-managed, fully integrated real estate investment trust primarily engaged in the ownership, operation, management, leasing, acquisition, development, redevelopment, expansion, renovation and financing of enclosed shopping malls. Crown currently owns and manages 24 enclosed shopping malls and owns a 50% general partnership interest in another enclosed mall, with a total gross leasable area of approximately 14.3 million square feet.

     Crown's Common Shares of Beneficial Interest, par value $.01 per share (the "Common Shares"), are listed on the New York Stock Exchange ("NYSE") under the symbol "CWN". The Shares have been approved for listing on the NYSE under the symbol "CWN Pr A," subject to notice of issuance.

      SEE "RISK FACTORS" BEGINNING ON PAGE S-5 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE SHARES.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

====================================================================================================
                                                                   UNDERWRITING
                                                                  DISCOUNTS AND      PROCEEDS TO
                                               PRICE TO PUBLIC    COMMISSIONS(1)       CROWN(2)
----------------------------------------------------------------------------------------------------
Per Share.....................................       $50.00           $2.25             $47.75
----------------------------------------------------------------------------------------------------
Total(3)......................................    $125,000,000      $5,625,000       $119,375,000
====================================================================================================

(1) Crown has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting estimated expenses of $575,000 payable by Crown.
(3) Crown has granted the Underwriter an option to purchase up to an additional 375,000 Shares to cover over-allotments. If all such Shares are purchased in the Offering, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Crown will be $143,750,000, $6,468,750 and $137,281,250, respectively. See "Underwriting."

     The Shares are offered by the Underwriter, subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery and acceptance by the Underwriter and to certain further conditions. It is expected that delivery of the Shares will be made in Washington, D.C. on or about July 9, 1997.

                            ------------------------
                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.
                            ------------------------
            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 3, 1997.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

     Crown has filed a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, with the Securities and Exchange Commission (the "Commission") covering the Securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus Supplement and the accompanying Prospectus omit certain information, exhibits and undertakings contained in the Registration Statement. For further information pertaining to the Securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as part thereof.

     Crown is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by Crown can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at its Regional Offices located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and 13th Floor, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is: http://www.sec.gov. Crown is listed on the NYSE and such reports, proxy statements and other information concerning Crown can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     All documents that are incorporated by reference in this Prospectus Supplement and the accompanying Prospectus but which are not delivered herewith are available without charge (other than exhibits to such documents which are not specifically incorporated by reference therein) upon request from Crown American Realty Trust, Pasquerilla Plaza, Johnstown, Pennsylvania 15901.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents filed with the Commission by Crown pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus Supplement and the accompanying Prospectus:

        (a) Crown's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Form 10-K");

        (b) Crown's Proxy Statement with respect to its Annual Meeting of shareholders held on April 30, 1997;

        (c) Crown's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997.

     All documents filed by Crown pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus Supplement and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus Supplement and the accompanying Prospectus and to be a part hereof from the date of filing such documents.

     Any statements contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement and the accompanying Prospectus to the extent that a statement contained in this Prospectus Supplement and the accompanying Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus Supplement and the accompanying Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement and the accompanying Prospectus.

     The following is qualified in its entirety by the more detailed information appearing elsewhere in the accompanying Prospectus or incorporated herein by reference. This Prospectus Supplement and the accompanying Prospectus, including documents incorporated by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Crown's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and Crown's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997, which are incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                                     CROWN

     Crown American Realty Trust ("Crown") was formed on May 14, 1993 as a Maryland real estate investment trust to acquire and operate substantially all of the enclosed shopping mall properties and two office buildings (the "Properties") owned by Crown American Associates ("Crown Associates"), formerly Crown American Corporation. Crown Associates is a wholly-owned subsidiary of Crown Holding Company ("Crown Holding"), which is owned by Frank J. Pasquerilla and members of his immediate family. Crown American Corporation was founded in 1950 and was engaged principally in the development, acquisition, ownership and management of enclosed shopping malls and, to a lesser extent, strip shopping centers, hotels and office buildings. Crown raised approximately $405 million in equity through an initial public offering of approximately 25.5 million shares, which occurred on August 17, 1993, and used the proceeds to purchase an initial 78% (74.6 %, as of May 31, 1997) general partnership interest in Crown American Properties, L.P. (the "Operating Partnership"), a partnership which was formed just prior to consummation of the offering to own and operate the Properties. The proceeds were used by the Operating Partnership to retire debt related to the Properties.

     Simultaneously with the public offering, Crown Associates and an affiliate transferred the Properties and the management operations into either Crown, the Operating Partnership, or Crown American Financing Partnership (the "Financing Partnership"), a general partnership which is 99.5% owned by the Operating Partnership and 0.5% owned by Crown American Financing Corporation, a wholly-owned subsidiary of Crown. The Properties not transferred to Crown were retained by Crown Associates.

     The limited partnership interest in the Operating Partnership and the 1.6 million Common Shares in Crown received for two malls transferred in 1993 are currently held by Crown Investments Trust ("Crown Investments"), by Crown American Investment Company (a subsidiary of Crown Investments), and by members of the Pasquerilla family.

     Simultaneously with the above transactions, the Financing Partnership borrowed $300 million of mortgage debt (the "Mortgage Loans") secured by its 15 enclosed shopping malls. The $300 million of mortgage debt together with the proceeds of the equity offering were used to retire existing debt contributed with the Properties.

     Crown is a fully-integrated real estate company primarily engaged in the ownership, operation, management, leasing, acquisition, development, redevelopment, expansion, renovation and financing of enclosed shopping malls. Crown's revenues are primarily derived under real estate leases with national, regional and local department store and other retailing companies. The Properties currently consist of 25 enclosed shopping malls, including a 50% partnership interest in Palmer Park Mall (the "Malls"). Each Mall is an enclosed shopping mall. All of the Malls have department stores as anchor tenants (the "Anchors") and numerous diversified retail store tenants (the "Mall Stores") which are located along enclosed malls connecting the Anchors. Additional freestanding retail stores (the "Freestanding Stores") are located along the perimeter of the parking areas at 17 of the Malls.

     The total gross leasable area ("GLA") of the 25 Malls is approximately 14.3 million square feet, including Anchors, Mall Stores and Freestanding Stores. As used herein, GLA of a Mall includes the GLA attributable to all Anchors, including seven anchor locations owned by their occupants or other entities. Anchors, Mall Stores and Freestanding Stores account for approximately 58%, 37%, and 5%, respectively, of the total GLA of the Malls. Excluding Freestanding Stores, the Malls range in size from approximately 300,000 to 830,000 square feet of GLA with an average size of approximately 545,000 square feet of GLA. Each Mall has ample surface parking with 19 of the Malls having parking ratios above 5.0 per 1,000 square feet of GLA.

     The Malls are generally located in middle markets where there are relatively few other enclosed shopping malls. Crown's management believes that the Malls have strong competitive positions because 21 are the largest, of which 13 are the only, enclosed regional shopping malls in their respective trade areas. One of Crown's principal business strategies is the ongoing expansion and renovation of its shopping malls to maintain and improve their competitive position and market share.

     Crown believes that the Malls have excellent locations and highway access, attract high quality tenants, are well maintained and professionally managed and achieve among the highest rent and tenant retention rates within their markets. The Malls have a diverse and stable base tenants. As of December 31, 1996 the six largest anchor tenants in the Malls are Sears, Roebuck and Co., J.C. Penney, Inc., The Bon Ton, May Department Stores Company, Wal-Mart and Value City Department Stores; the six largest inline tenants are The Limited Stores, Inc., L.W. Woolworth, Charming Shops, Hallmark, The Wall Music Inc. and Waldenbook Co., Inc. The Malls were 88% leased (Anchors and Mall shops combined) as of May 31, 1997.

     Crown also owns (i) an office building in Johnstown, Pennsylvania with approximately 102,500 gross leasable square feet, which serves as Crown's headquarters and is leased to Crown American's hotel division and to third parties ("Pasquerilla Plaza") and (ii) a ground leasehold interest in one parcel of land within a shopping center owned by a third party that is improved with a building consisting of approximately 107,000 square feet of GLA subleased to an anchor department store (the "Anchor Pad").

     As the owner of real estate, Crown is subject to risks arising in connection with the underlying real estate, including defaults under or non-renewal of tenant leases, tenant bankruptcies, competition, inability to rent unleased space, failure to generate sufficient income to meet operating expenses, as well as debt service, capital expenditures and tenant improvements, environmental matters, financing availability and changes in real estate and zoning laws. The success of Crown also depends upon certain key personnel, Crown's ability to maintain its qualification as a real estate investment trust for federal income tax purposes (a "REIT"), compliance with the terms and conditions of the Mortgage Loans and other debt instruments, and trends in the national and local economy, including income tax laws, governmental regulations and legislation, and population trends. See also "Risk Factors" below.

                                  RISK FACTORS

     An investment in the Shares involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus Supplement and the accompanying Prospectus before purchasing Shares in the Offering.

UNCERTAINTY OF ABILITY TO REFINANCE BALLOON PAYMENTS ON DEBT

     Crown does not expect to have sufficient funds of its own to make all of the balloon payments of principal totaling approximately $440 million when due from June 1, 1997 to December 31, 2001 under its existing debt. There can be no assurance that Crown will be able to refinance any such indebtedness, or to otherwise obtain funds by selling assets or by raising equity. An inability to make such balloon payments when due could cause the mortgage lender to foreclose on such Properties, which would have a material adverse effect on Crown. In addition, interest rates on any debt incurred to refinance such mortgage debt may be higher than the rates on the current mortgages.

RISKS OF EQUITY REAL ESTATE INVESTMENTS
     General Factors Affecting Investments in Real Estate;
     Effect of Economic and Real Estate Conditions

     A shopping center's revenues and value may be adversely affected by a number of factors, including but not limited to: the national economic climate; the regional economic climate (which may be adversely impacted by plant closings, industry slowdowns and other factors); local real estate conditions (such as an oversupply of retail space); perceptions by retailers or shoppers of the safety, convenience and attractiveness of the shopping center, and the willingness and ability of the property's owner to provide capable management and adequate maintenance. In addition, other factors may adversely affect a shopping center's value without affecting its current revenues, including: changes in governmental regulations, zoning or tax laws; potential environmental or other legal liabilities, and changes in interest rate levels. The yields available from equity investments in real estate depend on the income generated and expenses incurred. Therefore, if Crown's properties do not generate revenue sufficient to meet operating expenses, including debt service and capital expenditures, Crown's cash flow and ability to make distributions to its shareholders will be adversely affected.

     Dependence on Tenants

     Crown's income and funds available for distribution would be adversely affected if space in the Properties could not be leased, if tenants were unable to meet their lease obligations or if for any other reason rental payments could not be collected. If the tenant sales in the Malls or the Anchor Pad were to decline, tenants may be unable to pay their rent or other occupancy costs. In the event of default by a tenant, delays and costs in enforcing the lessor's rights could be experienced. See "Risk Factors--Bankruptcy of Tenants." Similarly, an office tenant experiencing difficulties with its business might default on its lease and cause a loss of or delay in receiving rental income.

     Competition

     Although many of the Malls are the only enclosed shopping malls in their trade areas, there are other shopping facilities that compete with the Malls in attracting retailers to lease space. In addition, retailers at the Malls face increasing competition from discount shopping centers, outlet malls, discount shopping clubs, direct mail and telemarketing. Increased competition could adversely affect Crown's revenues, net income and cash flow.

     Geographic Concentration

     All but three of the Properties are located in the Mid-Atlantic region of the United States, specifically, sixteen malls are located in the Pennsylvania, one is located in New Jersey, two are located in Virginia, one is located in Maryland, two are located in West Virginia, two are located in Tennessee and one is located in Georgia. To the extent that general economic or other relevant conditions in this region decline and result in a decrease in consumer demand, Crown's performance may be adversely affected.

BORROWING RISKS

     Crown is subject to risks normally associated with debt financing, including the risk that Crown's net cash flow from operations will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness on the Properties will not be able to be refinanced or the risk that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness.

     At May 31, 1997, Crown had outstanding $572.2 million of mortgage indebtedness secured by substantially all of the Properties, of which $457.6 million becomes payable during the remainder of 1997 through 2001. It may be necessary for Crown to refinance such debt either through additional debt financing secured by individual properties or groups of properties or by unsecured private or public debt offerings or repaid through additional equity offerings. In the event that Crown is unable to refinance this indebtedness on acceptable terms, Crown may be required to dispose of encumbered properties upon unfavorable terms, which may result in losses to Crown and may adversely affect its ability to make distributions to its shareholders. Further, if a property or properties are mortgaged to secure payment of indebtedness and Crown is unable to meet scheduled mortgage payments, the mortgaged properties could be foreclosed upon by or otherwise transferred to the lender resulting in a loss of income and asset value to Crown.

     At May 31, 1997, Crown had outstanding variable-rate indebtedness aggregating $176.9 million. In addition, future indebtedness may bear interest at floating rates. Accordingly, if prevailing interest rates or other factors at the time of refinancing result in higher rates or if interest rates increase at the time Crown has variable-rate debt outstanding, Crown's interest expense would increase and Crown's ability to make distributions to its shareholders could be adversely affected.

BANKRUPTCY OF TENANTS

     At any time, a tenant of one of the Properties may seek the protection of the bankruptcy laws, which could result in the termination of such tenant's lease at any time during the bankruptcy proceeding and cause a reduction in cash flow generated by the Properties. Over the past three years, three companies operating a total of five Anchor stores at the Malls have filed for bankruptcy under the United States Bankruptcy Code.

Of the three companies, two have emerged from bankruptcy and are currently operating. Of the five anchor stores, only one closed (at South Mall) and its leased space was partially released within one year. The bankruptcy of an Anchor, if followed by its closing or by its sale to a less desirable retailer, could adversely affect customer traffic in a Mall and thereby reduce the income generated by that Mall. Furthermore, the closing of an Anchor could, under certain circumstances, allow certain other Anchors and Mall Stores to terminate their leases at the Mall.

     During each of the two years ended December 31, 1996, bankruptcies of Mall Stores, Freestanding Stores and office tenants had not affected more than 2.3% of revenues in any one year or more than 2.1% of the numbers of leases in effect in any one year.

LEVERAGE

     Required payments on mortgages and other indebtedness are generally not reduced if the economic performance of any Property declines. If such decline occurs, Crown's income and funds available for distribution would be adversely affected. All of Crown's real estate assets are currently mortgaged or pledged to secure payment of indebtedness, and if the mortgage payments cannot be made, a loss could be sustained as a result of foreclosure by the mortgagee. Under "cross-default" provisions contained in the mortgages encumbering certain Properties, a default under the loan encumbering one Property would entitle the lender to call a default and exercise its remedies (including foreclosure) under mortgages held by such lender on other Properties. In addition, certain mortgages are "cross-collateralized," with the result that a lender could foreclose against one Property to recover obligations owed to such lender with respect to another Property. All of Crown's $176.9 million floating rate mortgage debt as of May 31, 1997 has interest rates that adjust based on changes in certain indices. Increases in these adjustable interest rates could result in increased debt service, adversely affecting Crown's funds available for distribution.

NO LIMITATION ON DEBT

     As of May 31, 1997, Crown has an aggregate of $572.2 million of debt and a debt-to-Total Market Capitalization (as defined below) ratio of 66%.

     As used herein, "Total Market Capitalization" means the aggregate market value of Crown's outstanding shares and Operating Partnership Units plus the total debt of Crown. The debt-to-Total Market Capitalization ratio, which is based upon market values of equity, differs from debt-to-total asset ratios, which are based upon book values that may not reflect the current income potential of the assets and the operating business. Crown's debt-to-total asset ratio at March 31, 1997 was 78%. Crown believes that debt-to-Total Market Capitalization provides a more appropriate indication of leverage for a company whose assets are primarily operating real estate. However, fluctuations in the trading prices of Crown's equity securities will cause fluctuations in the debt to Total Market Capitalization ratio. The organizational documents of Crown do not limit the amount or percentage of indebtedness that Crown may incur. Accordingly, Crown and the Operating Partnership could become more highly leveraged, resulting in an increased risk of default on their respective obligations and an increase in debt service requirements that could adversely affect the financial condition and results of operations of Crown.

     If Crown exceeds a certain specified Leverage Ratio the holders of the Shares shall be entitled to receive additional dividends with respect to their Shares. See "Additional Dividends" below.

CONFLICTS OF INTEREST WITH CROWN AND THE PASQUERILLAS

     Ownership Interest of the Pasquerillas

     As of May 31, 1997, the Pasquerilla family, directly or indirectly, owned approximately 8.5 % of Crown's outstanding Common Shares and had the right to acquire an additional 23.3 % through the conversion of limited partnership units in the Operating Partnership. Frank and Mark Pasquerilla, as the principal executive officers of Crown, members of the Board of Trustees and holders of a significant percentage of Crown's equity interests, have substantial influence on Crown. Furthermore, Crown Investments, as the limited partner of the

Operating Partnership, has the ability to approve certain major decisions of the Operating Partnership. Such influence might not always be consistent with the interests of other shareholders and may in the future have a substantial influence on the outcome of matters submitted to Crown's shareholders for approval. Elections of Trustees on a staggered basis and certain other provisions of the Declaration of Trust and Crown's Bylaws (the "Bylaws") may discourage a change in the composition of the Board of Trustees and control of Crown.

     Tax Consequences of Sale of Certain Properties

     Since 23 of the Properties have unrealized gain attributable to the difference between fair market value and adjusted tax basis in such Properties prior to the contribution to the Operating Partnership or the Financing Partnership, the sale of any of these Properties may result in a disproportionately higher tax for Crown Holding than for Crown. As a result, Crown Investments might not favor a sale of these Properties even though such a sale could be beneficial to the other shareholders of Crown. Crown's Second Amended and Restated Declaration of Trust (the "Declaration of Trust") provides that any decision by Crown relating to the potential sale of any such Property will be made by the independent trustees if the sale would result in a disproportionately higher taxable income for Crown Holding than for Crown (after taking into account Crown Holding's use of its then available losses or loss carryforwards).

     Policies Relating to Conflicts of Interest

     The Declaration of Trust provides that any contract or transaction between Crown and any trustee, officer, employee or agent of Crown (or any affiliate of such persons or entities) must be approved by a majority of the independent trustees as defined therein.

INABILITY TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST

     Crown intends to conduct its operations so as to enable it to continue to qualify as and be taxed as a REIT. As a REIT, Crown is entitled to a deduction for dividends paid to shareholders and, therefore, generally is not required to pay Federal income tax on any income it distributes to its shareholders. Crown is required to pay Federal income tax on income it retains or reinvests, certain income or gain with respect to foreclosure property, as defined in the Internal Revenue Code of 1986, as amended (the "Code"), income from prohibited transactions (generally, sales of certain property held primarily for sale to customers in the ordinary course of business), and if Crown fails certain prescribed income tests, the amount of income by which such tests were failed. Additionally, Crown may be required to pay an alternative minimum tax and/or an excise tax.

     In order to continue to qualify as a REIT, Crown must satisfy certain highly technical requirements. Failure to satisfy these qualification requirements would cause Crown to be taxable as a corporation.

     To qualify as a REIT, Crown is required to distribute its distributable REIT taxable income (generally, 95% of its taxable income less its net capital gains). If in any year, Crown fails to distribute its distributable REIT taxable income, it would not qualify as a REIT and would be taxed as a corporation unless the failure results from an adjustment by the IRS to its REIT taxable income. In that event, Crown could satisfy the distribution requirement by distributing the amount of the adjustment. It is possible that Crown could be required to borrow funds or liquidate a portion of its investments in order to pay its expenses, make the required distributions to shareholders, or satisfy its tax liabilities. There can be no assurance that such funds will be available to the extent, and at the time, required by Crown to maintain its REIT status.

     If Crown were to be taxed as a corporation, Crown would not be permitted to deduct an amount equal to the dividends paid to shareholders and any payment of tax by Crown could substantially reduce the funds available for distribution to shareholders or for reinvestment. In that event, because Crown would owe income tax, a portion of dividends may exceed current and accumulated earnings and profits and therefore represent a return of capital and shareholders may be entitled to a refund of taxes paid on such portion. Moreover, should Crown's election to be taxed as REIT be terminated or voluntarily revoked, Crown may not be able to elect to be treated as a REIT until the fifth taxable year following the termination of its election unless it satisfies certain conditions.

     In addition, each of the Operating Partnership and the Financing Partnership is classified and treated as a partnership for federal income tax purposes. If the IRS were to successfully challenge the tax status of the Operating Partnership or the Financing Partnership as a partnership for federal income tax purposes, the Operating Partnership or the Financing Partnership would be taxable as a corporation. In such event, since the value of Crown's ownership interest in the Operating Partnership exceeds, and the value of the Operating Partnership's ownership interest in the Financing Partnership could exceed, 5% of Crown's assets, Crown could cease to qualify as a REIT for Federal income tax purposes. The imposition of a corporate tax on the Operating Partnership or the Financing Partnership would materially reduce the amount of Funds from Operations available for distribution to Crown and its shareholders.

CHANGES IN TAX LAWS

     The discussions of the Federal income tax aspects of the Offering are based on current law, including the Code, the Regulations issued thereunder, certain administrative interpretations thereof and court decisions. Consequently, future events (including those arising from legislative and administrative proposals that are or in the future may be under consideration) that modify or otherwise affect those provisions may result in treatment for Federal income tax purposes of Crown and its shareholders that is materially and adversely different from that described in this Prospectus Supplement, both for taxable years arising before and after such events. There is no assurance that future legislation and administrative interpretations will not be retroactive in effect.

RISKS OF EXPANSION AND DEVELOPMENT ACTIVITIES

     In connection with any expansion of an existing center or development of a new one, Crown and the Operating Partnership will incur risks associated with any such activities. These risks include the risk that development opportunities explored by Crown and the Operating Partnership may be abandoned after funds have been expended; the risk that construction costs of a project may exceed original estimates, possibly making the project uneconomic; and the risk that occupancy rates and rents at a completed project will not be sufficient to make the project profitable. In case of an unsuccessful expansion or development project, Crown's loss could exceed its investment in the project. Also, there may be competitors seeking to expand properties or to acquire properties for development, some of which may have greater resources than the Operating Partnership.

RISKS OF RENOVATION AND MAINTENANCE OF PROPERTY

     Crown intends to expand and/or renovate its properties from time to time. Expansion, renovation and maintenance projects generally require expenditure of capital as well as various government and other approvals, which cannot be assured. While policies with respect to expansion, renovation and maintenance activities are intended to limit some of the risks otherwise associated with such activities, Crown will nevertheless incur certain risks, including expenditures of funds on, and devotion of management's time to, expansion, renovation and maintenance projects which may not be completed or which may generate investment returns which are less than anticipated. Any of the foregoing could have a material adverse effect on Crown's ability to make anticipated distributions.

LACK OF SHAREHOLDER CONTROL OVER INVESTMENT AND FINANCING POLICIES

     The Board of Trustees of Crown will determine the investment and financing policies of Crown and its policies with respect to certain other activities, including its growth, debt capitalization, distributions and operating policies. Crown has no present intention to amend or revise these policies. However, Crown may do so at any time without a vote of Crown's shareholders. A change in these policies could adversely affect Crown's financial condition or results of operations.

POSSIBLE ENVIRONMENTAL LIABILITIES

     Under various federal, state, and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to properly remediate such property, may adversely affect the owner's or operator's ability to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility. In connection with their ownership and operation of the Malls, the Operating Partnership and the Financing Partnership, and indirectly Crown, may be potentially liable for such costs.

     Certain Federal, state and local laws, ordinances and regulations govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") when such materials are in poor condition or in the event of building remodeling, renovations or demolition. Such laws may impose liability for release of ACMs and may provide for third parties to seek recovery from owners or operators of real estate for personal injuries associated with ACMs.

     Except as otherwise described above, management of Crown believes that the Properties are in compliance in all material respects with all Federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products. Crown has not been notified by any governmental authority, and is not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances in connection with any of the Properties. Management does not believe that the matters described above, or compliance with applicable environmental laws or regulations, will have a material adverse effect on Crown or its financial condition, results of operations and cash flows.

LEGAL PROCEEDINGS

     In August and September 1995, three complaints were filed by various individuals on behalf of themselves, and also purportedly on behalf of other similarly situated persons, against Crown and certain of its executive officers in United States District Court for the Western District of Pennsylvania (the "Western District") to recover unspecified damages under the federal securities laws resulting from a decline in the market price for Crown's Common Shares which are listed and traded on the NYSE. The decline in Crown's share price followed the announcement on August 8, 1995 of various operational and capital resource initiatives by Crown, including a reduction of Crown's quarterly dividend to increase its level of retained internal cash flow and the intention to sell certain assets that were not considered at that time to fit Crown's growth strategy. A fourth complaint was filed in December 1995 by an individual on behalf of himself and also purportedly on behalf of other similarly situated persons, against Crown and certain of its current and former executive officers in United States Court for the Eastern District of Pennsylvania. While this complaint is substantially similar to the previous complaints, it alleges a class period extending from August 17, 1993, (the date of Crown's initial public offering) to February 29, 1995.

     All four cases have been transferred to the Western District, and a consolidated amended complaint has been filed. Crown has filed a motion seeking to dismiss the consolidated action which is currently pending before the Court. Discovery has been stayed pending resolution of the motion to dismiss.

     Crown believes that it and the named officers have substantial defenses to the plaintiffs' claims and intends to vigorously defend the litigation. Crown does not believe the ultimate outcome of the litigation will have a material adverse effect on Crown. However, if the case proceeds to trial and if the verdict is unfavorable, or if Crown settles the litigation on unfavorable terms, the litigation could have a material adverse effect on Crown.

EFFECT OF UNINSURED LOSS ON PROFITABILITY

     The Partnerships and Crown carry comprehensive liability, fire, extended coverage and rental loss insurance covering the Properties, with policy specifications and insured limits customarily carried for similar properties. There are, however, certain types of losses (such as from wars and earthquakes) that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the capital invested in the Property, as well as the anticipated future revenues from the Property, could be lost, while the Property owner remains obligated for any mortgage indebtedness or other financial obligations related to the Property. Any such loss would adversely affect Crown. Moreover, as a general partner of the Operating Partnership, Crown will generally be liable for any unsatisfied obligations of the Operating Partnership other than nonrecourse obligations. Crown's management believes that the Properties are adequately insured in accordance with industry standards.

COSTS OF COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT

     Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. The ADA has separate compliance requirements for "public accommodations" and "commercial facilities," but generally requires that buildings be made accessible to people with disabilities. A number of additional Federal, state and local laws exist which also may require modification to Crown's properties, or may restrict certain further renovations thereof, with respect to access by disabled persons. Non-compliance with the ADA requirements or other related laws could require removal of access barriers and could result in the imposition of fines or an award of damages to private litigants. The ultimate amount of these compliance costs is not currently ascertainable, but such costs are not expected to have a material effect on Crown.

     Additional legislation may impose additional financial obligations or restrictions on owners with respect to access by disabled persons. If required changes involve greater expenditures than Crown currently anticipates, or if the change must be made on a more accelerated basis than it anticipates, Crown's ability to make expected distributions to its shareholders could be adversely affected.

CERTAIN ANTITAKEOVER PROVISIONS; OWNERSHIP LIMITS

     Certain provisions of the Declaration of Trust and the Bylaws may have the effect of discouraging a third party from making an acquisition proposal for Crown and may thereby inhibit a change in control of Crown under circumstances that could give the holders of Shares the opportunity to realize a premium over the then-prevailing market prices. Furthermore, the ability of Crown's shareholders to effect a change in management control of Crown would be substantially impeded by such antitakeover provisions. Moreover, in order for Crown to maintain its qualification as a REIT for Federal income tax purposes, it cannot be closely held within the meaning of Code section 856(h) which means that during the last half of the taxable year not more than 50% in value of its outstanding shares may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities including qualified pension funds). For the purpose of preserving Crown's REIT qualification, the Declaration of Trust prohibits ownership, either directly or under the applicable attribution rules of the Code, of more than 7.5% of the shares by any shareholder, subject to certain exceptions. Such ownership limit may have the effect of precluding an acquisition of control of Crown without the approval of the Board of Trustees.

ABSENCE OF PRIOR PUBLIC MARKET FOR SHARES

     Prior to the Offering, there has been no public market for the Shares. Although it is expected that the Shares will be listed on the NYSE, there can be no assurance that an active trading market will develop or be sustained in the Shares or that investors in the Offering will be able to resell their Shares above the price paid for such Shares.

                              RECENT DEVELOPMENTS

     On May 1, 1997 Crown extended to April 30, 1998 its $5.6 million secured line of credit with United States National Bank in Johnstown; at May 31, 1997 $1.1 million was outstanding under this credit facility. On June 30, 1997, Crown refinanced the existing 9.79% fixed rate $38.3 million mortgage loan on Capital City Mall in Harrisburg, Pennsylvania. The new loan with a life insurance company is for $41.0 million with a seven year maturity, a fixed interest rate of 8.27%, and payments based on 25 year amortization. On June 30, 1997, Crown also extended with the current lender the existing $36.9 million mortgage loan on Schuylkill Mall in Frackville, Pennsylvania. This loan was scheduled to mature on December 1, 1997, with fixed interest at 9.79%, and with no principal amortization. The extension is for seven years beyond the scheduled payment date (to December 1, 2004), with a fixed interest rate of 8.375% effective December 1, 1997, and payments based on 23.2 year amortization.

     On June 27, 1997, Crown refinanced an existing $25.2 million mortgage loan on Oak Ridge Mall in Oak Ridge, Tennessee with two new loans totaling $23.0 million. The existing loan had a variable interest rate based on LIBOR plus 3.50% and with $100,000 principal amortization per month. The existing lender retained a $3.0 million loan secured by pledges of the Company's interests in Palmer Park Mall and the Westgate Anchor Pad. The $3.0 million loan has a three year term with variable rate interest at LIBOR plus 2.50%, with no principal amortization during the first 12 months, with $50,000 per month amortization during the 13th to 24th months, and with $75,000 per month amortization during the 25th to 36th months. A new bank lender provided a $20.0 million loan at a fixed interest rate of 8.12%, a five year maturity, and with payments based on 20 year amortization during the first 30 months and based on 10 year amortization during the last 30 months. This loan also provides for an additional $6.0 million construction loan to fund planned redevelopment costs, including a new 50,000 square foot theater complex. Crown has agreed that if the lender is unable to find a 50% participant in this loan and the existing $17.0 million mortgage loan on Mt. Berry Square Mall in Rome, Georgia, which is held by the same bank lender, then Crown will repay outstanding indebtedness of the Mt. Berry Square Mall loan by October 31, 1997. As described in the Use of Proceeds section, Crown may use proceeds from the sale of Shares to repay outstanding indebtedness, which may include the Mt. Berry Square loan.

     In connection with the repayment of indebtedness under existing loans as described above, Crown will record an approximate $750,000 extraordinary loss on early extinguishment of debt in its June 30, 1997 financial statements. This loss results from writing off unamortized deferred financing costs and from prepayment penalties associated with the loans that were prepaid.

     Crown announced on April 30, 1997 that Regal Cinema has signed a lease to open a 43,400 square foot, thirteen screen theater in Crown's West Manchester Mall in York, Pennsylvania. The new theater is expected to open in early 1998. Crown also announced on March 13, 1997 that Wal-Mart plans to expand its existing 90,000 square foot anchor store at Martinsburg Mall in Martinsburg, West Virginia to a 204,000 square foot Wal-Mart Supercenter. The new store will be constructed at Wal-Mart's cost and is expected to be completed by fall 1998. Crown's current largest project, the reconstruction of the Logan Valley Mall, which had been partially destroyed by fire in late 1994, is nearing completion. The final phase of the project is expected to open in August 1997.

     For the quarter ended March 31, 1997, Crown reported a net loss of $1.3 million versus net income of $1.8 million for the corresponding quarter of 1996. Crown's percentage share of Funds from Operations (FFO) for the first quarter of 1997 was $7.4 million compared to $8.9 million for the first quarter of 1996. Total FFO during the first quarter of 1997 was impacted by several factors compared with 1996. Positive factors affecting total FFO were: $0.3 million of higher temporary and seasonal leasing revenues and $0.6 million in lower property operating costs, net of recoveries. These positive factors were offset by $1.4 million in lower minimum and percentage rents (including $0.2 million lower lease buyout income and straight line rental income which are included in minimum rents), $0.5 million in lower business interruption insurance income related to the December 1994 fire at Logan Valley Mall, $0.1 million in higher interest costs, $0.2 million in higher property and general and administrative costs, and $0.5 million in lower gain on land sales.

     In Crown's April 30, 1997 earnings press release, which is included as an exhibit to Crown's Form 10Q for the quarter ended March 31, 1997, Crown also reported that the fundamental operating trends in the property portfolio are strong, with first quarter 1997 comparable small shop sales up 6.6% from the first quarter of 1996 and with small shop leasing activity up 25% in amount of space leased and up 16% in higher rental rates.

                                USE OF PROCEEDS

     The Board of Trustees may direct the use of the net proceeds for general corporate purposes, which may include, among other things, the acquisition, development and renovation of enclosed shopping malls as suitable opportunities arise, the expansion and improvement of its existing Properties, the repurchase of Common Shares and the repayment of outstanding indebtedness. Pending such uses, the net proceeds from the sale of the Shares may be invested in short-term investments.

                           DESCRIPTION OF THE SHARES
PREFERRED SHARES

     Crown is offering 2,500,000 11.00% Senior Preferred Shares pursuant to this Prospectus Supplement. The Shares may be traded at any time following completion of the Offering.

     Crown's Declaration of Trust authorizes it to issue preferred shares of beneficial interest from time to time in one or more series in such amounts and with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption as may be fixed by the Board of Trustees. The following description of the Shares sets forth certain terms and provisions of the Shares under the Offering. The statements below describing the Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Declaration of Trust (including any Articles Supplementary describing the designations, rights, and preferences of each class or series of Shares) and Bylaws.

RANK

     The Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Crown, rank senior to all existing or future classes or series of equity securities of Crown, except that Crown may issue additional preferred shares which are pari passu with the Shares so long as the aggregate liquidation preference of all Shares together with any such additional preferred shares outstanding does not exceed $143,750,000.

DIVIDENDS

     Holders of the Shares shall be entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative, preferential cash dividends in an amount per Share equal to $5.50 per annum plus the amount of any Additional Dividends (defined below). Each such dividend shall be payable to holders of record as they appear on the Share transfer books of Crown on such record dates as provided below.

     The holders of the Shares may be eligible to receive additional dividends ("Additional Dividends") from time to time in the event that Crown exceeds a defined leverage ratio requirement. See "Additional Dividends" below.

     All dividends with respect to the Shares (including Additional Dividends) will be cumulative and will be payable quarterly in arrears in March, June, September and December (on the same dates as dividends on Common Shares, par value $.01 per share (the "Common Shares"), beginning with the dividend payment for September 1997 (each, a "Preferred Dividend Payment Date"). Any dividend payable on the Shares for any partial dividend period after the initial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Shares for each full dividend period will be computed by dividing the annual dividend rate by four. The initial dividend payable on the Shares in

September 1997 will accrue from the date of settlement of the Shares up to but excluding the initial Preferred Dividend Payment Date. It is currently anticipated that the initial Preferred Dividend Payment Date will be September 12, 1997 and, assuming that date, the initial dividend will be approximately $.99 per Share. Dividends will be payable to holders of record as they appear in the share records of Crown at the close of business on the applicable record date, which will be the first day of the calendar month in which the applicable Preferred Dividend Payment Date falls or such other date designated by the Board of Trustees for the payment of dividends that is no more than thirty (30) nor less than ten (10) days prior to such Preferred Dividend Payment Date (each, a "Preferred Dividend Record Date").

     No dividends on the Shares will be declared by the Board of Trustees or paid or set apart for payment by Crown at such time as, and to the extent that, the terms and provisions of any agreement of Crown, including any agreement relating to its indebtedness, or any provisions of the Declaration of Trust relating to any series of preferred shares ranking senior to the Shares as to dividends, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment will be prohibited by law. Notwithstanding the foregoing, dividends on the Shares will accrue whether or not Crown has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Holders of the Shares will not be entitled to any dividends in excess of full cumulative dividends as described above.

     If any Shares are outstanding, no full dividends will be declared or paid or set apart for payment on the capital shares of Crown of any other series ranking, as to dividends, on a parity with or junior to the Shares for any period unless full cumulative dividends (including any Additional Dividends) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Shares for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Shares and the shares of any series of preferred shares ranking on a parity as to dividends with the Shares, all dividends declared upon the Shares and any series of preferred shares ranking on a parity as to dividends with the Shares will be declared pro rata so that the amount of dividends declared per share on the Shares and such other series of preferred shares will in all cases bear to each other the same ratio that accrued and unpaid dividends per Share and such other series of preferred shares bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Shares which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless full cumulative dividends (including any Additional Dividends) on the Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than distributions payable on Common Shares or other capital shares ranking junior to the Shares as to dividends and upon liquidation, dissolution or winding up of Crown) will be declared or paid or set aside for payment, and no other distribution will be declared or made, upon the Common Shares or any other capital shares of Crown ranking junior to or on a parity with the Shares as to dividends, nor will any Common Shares or any other capital shares of Crown ranking junior to or on a parity with the Shares as to dividends or upon liquidation, dissolution or winding up of Crown be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by Crown (except by conversion into or exchange for other capital shares of Crown ranking junior to the Shares as to dividends and upon liquidation, dissolution and winding up).

     Any dividend payment made on Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to the Shares which remains payable.

ADDITIONAL DIVIDENDS

     Additional Dividends in the amounts described below shall be paid quarterly to the holders of the Shares if Crown's "Total Debt" (defined below) exceeds the product of 6.5 times "EBITDA" (defined below) (the "Leverage Ratio") without the consent of the holders of at least 50% of the Shares outstanding at the time.

Holders who consent to a waiver of such restriction will be paid a consent fee amount to be negotiated at the time of such consent.

     "Total Debt" means the Company's consolidated debt from income producing properties determined as a weighted average based on the number of days such debt was outstanding. "EBITDA" means Crown's consolidated earnings before interest, taxes, depreciation and amortization. In calculating EBITDA, certain cash flow support payments made by Crown Investments to Crown pursuant to an existing agreement and interest income will be included. A one-time partial prepayment of these support payments was made in 1995. Such prepayment will be completely amortized by the end of the third quarter of 1997. Total Debt, EBITDA and the Leverage Ratio will be calculated quarterly, on a trailing four quarters basis, and the Company's independent auditors will audit or perform agreed upon procedures on the calculation commencing with the quarter ending December 31, 1997. The Company will promptly deliver copies of such calculations together with the related report of independent accountants to all holders of the Shares.

     On December 31, 1996, based upon the foregoing method of calculation, EBITDA (as defined) was approximately $94,861,000, Total Debt was approximately $557,220,000, and the Leverage Ratio was 5.87.

     If required to be paid, Additional Dividends will be for an amount per Share equal to 0.25% of the Preferred Liquidation Preference Amount (defined below) on an annualized basis for the first quarter with respect to which an Additional Dividend is due. For each quarter thereafter that Crown continues to exceed the permitted Leverage Ratio, the Additional Dividend will increase by an amount per Share equal to an additional 0.25% of the Preferred Liquidation Preference Amount (defined below) on an annualized basis. However, the maximum total dividend on the Shares, including any Additional Dividends, will not at any time exceed 13.00% of the Preferred Liquidation Preference Amount per annum.

     If Additional Dividends are payable at any time and thereafter the Leverage Ratio for any quarter is 6.5 or less, the requirement to pay Additional Dividends will terminate beginning with the quarter in which compliance is achieved. Subsequent non-compliance, however, will result in the Additional Dividends again becoming due commencing with the quarter in which the Leverage Ratio is exceeded, calculated as described above in an amount per Share initially equal to 0.25% of the Preferred Liquidation Preference Amount on an annualized basis and increasing thereafter in quarterly increments as described above.

LIQUIDATION RIGHTS

     In the event of any liquidation, dissolution or winding up of Crown, subject to the prior rights of any series of capital shares ranking senior to the Shares, the holders of Shares will be entitled to be paid out of the assets of Crown legally available for distribution to its shareholders a liquidation preference equal to the sum of $50.00 per Share plus an amount equal to any accrued and unpaid dividends thereon (including any Additional Dividends and whether or not earned or declared) to the date of payment (the "Preferred Liquidation Preference Amount"), before any distribution of assets is made to holders of Common Shares or any other capital shares that ranks junior to the Shares as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Shares will have no right or claim to any of the remaining assets of Crown.

     In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of Crown, the legally available assets of Crown are insufficient to pay the Preferred Liquidation Preference Amount on all outstanding Shares and the corresponding amounts payable on all shares of other classes or series of capital shares of Crown ranking on a parity with the Shares in the distribution of assets upon liquidation, dissolution or winding up of Crown, then the holders of the Shares and all other such classes or series of capital shares will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions have been made in full to all holders of Shares, the remaining assets of Crown will be distributed among the holders of any other classes or series of capital shares ranking junior to Shares upon liquidation, dissolution or winding up of Crown, according to their respective rights and preferences and in each case according to their respective number of shares.

     The consolidation or merger of Crown with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of Crown, will not be deemed to constitute a liquidation, dissolution or winding up of Crown for these purposes.

REDEMPTION

     The Shares will not be redeemable prior to July 31, 2007, except under certain limited circumstances to preserve Crown's status as a REIT. See "Restrictions on Transfer." On and after July 31, 2007, Crown, at its option (to the extent Crown has funds legally available therefor) upon not less than 30 nor more than 60 days written notice, may redeem the Shares, in whole or in part, at any time or from time to time, for cash at the redemption price per share set forth in the table below, plus all accrued and unpaid dividends, if any, thereon (whether or not earned or declared) to the date fixed for redemption (the "Redemption Date").

                                                                        REDEMPTION PRICE
                              REDEMPTION PERIOD                            PER SHARE
        -------------------------------------------------------------   ----------------
        July 31, 2007 through July 30, 2009..........................        $52.50
        July 31, 2009 through July 30, 2010..........................        $51.50
        On or after July 31, 2010....................................        $50.00

     Notwithstanding the foregoing, unless full cumulative dividends on all Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Shares will be redeemed unless all outstanding Shares are simultaneously redeemed; provided, however, that the foregoing will not prevent the purchase or acquisition of Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Shares, and unless full cumulative dividends on all outstanding Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, Crown will not purchase or otherwise acquire directly or indirectly through a subsidiary or otherwise, any Shares.

     If fewer than all of the outstanding Shares are to be redeemed, the number of shares to be redeemed will be determined by Crown and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (as nearly as may be practicable without creating fractional Shares) or any other equitable method determined by Crown.

     Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date. A similar notice will be mailed by Crown, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, addressed to the respective holders of record of the Shares to be redeemed at their respective addresses as they appear on the share transfer records of Crown. No failure to give such notice or any defect therein or in the mailing thereof will affect the validity of the proceeding for the redemption of any Shares except as to the holder to whom notice was defective or not given. Each notice will state:
(i) the Redemption Date; (ii) the redemption price; (iii) the aggregate number of Shares to be redeemed and, if less than all Shares held by the shareholder are to be redeemed, the number of Shares to be redeemed; (iv) the place or places where the Shares are to be surrendered for payment of the redemption price; and (v) that dividends on the Shares to be redeemed will cease to accrue on such Redemption Date. If fewer than all the Shares held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of Shares to be redeemed from such holder. If notice of redemption of any Shares has been properly given and if funds necessary for such redemption have been irrevocably set aside by Crown in trust for the benefit of the holders of any of the Shares so called for redemption, then from and after the Redemption Date dividends will cease to accrue on such Shares, such Shares will no longer be deemed to be outstanding and all rights of the holders of such Shares will terminate except for the right to receive the applicable redemption price and other amounts payable in respect of such Shares.

     The holders of the Shares at the close of business on a Preferred Dividend Record Date will be entitled to receive the dividend payable with respect to such Shares on the corresponding Preferred Dividend Payment Date notwithstanding the redemption thereof between such Preferred Dividend Record Date and the corresponding Preferred Dividend Payment Date or Crown's default in the payment of the dividend due. Except as provided above, Crown will make no payment or allowance for unpaid dividends, whether or not in arrears, on Shares called for redemption.

     All Shares redeemed shall be retired and shall be restored to the status of authorized and unissued preferred shares, without designation as to series, and subject to the applicable limitations set forth herein may thereafter be reissued as any series of preferred shares.

     The Shares have no stated maturity and will not be subject to any sinking fund.

VOTING RIGHTS

     Holders of the Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law. Subject to the provisions in the Declaration of Trust regarding Excess Shares (defined below), in any matter in which the Shares may vote, including any action by written consent, each Share will be entitled to one vote. The holders of each Share may separately designate a proxy for the vote to which that Share is entitled.

     Whenever dividends on any Shares have been in arrears for six or more quarterly periods (regardless of whether such periods are consecutive), the holders of such Shares (voting separately as a class with all other series of preferred shares upon which rights to vote on such matter with Shares have been conferred and are then exercisable) will be entitled to vote for the election of two additional trustees of Crown at a special meeting called by the holders of record of at least 10% of the Shares and such other preferred shares, if any (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders), or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such Shares for the past dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such event, the entire Board of Trustees will be increased by two trustees. Each of such two trustees will be elected to serve until the earlier of (i) the election and qualification of such trustee's successor or (ii) payment of the dividend arrearage for the Shares.

     If any trustee so elected by the holders of the Shares shall cease to serve as a trustee before such trustee's term shall expire, the holders of the Shares (and any other series of preferred shares, if any, entitled to vote on such matter, as described above) then outstanding may, at a special meeting of the holders called as provided above, elect a successor to hold office for the unexpired term of the trustee whose place shall be vacant.

     So long as any Shares remain outstanding, Crown will not (i) without the affirmative vote or consent of the holders of all the Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital shares ranking senior to the Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) without the affirmative vote or consent of the holders of at least two-thirds of the Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), amend, alter or repeal the provisions of the Declaration of Trust, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Shares or the holders thereof; provided, however, that any increase in the amount of the authorized preferred shares, or the creation or issuance of any other series of preferred shares, or any increase in the amount of authorized shares of preferred shares or any other series of preferred shares, in each case ranking on a parity with or junior to the Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of Crown, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required is effected, all outstanding Shares have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited in trust to effect such redemption.

RESTRICTIONS ON TRANSFER

     For Crown to qualify as a real estate investment trust under the Code, it cannot be "closely held"; that is, not more than 50% of the value of the outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, and certain percentages of Crown's gross income must be derived from particular activities.

     The Declaration of Trust contains a number of provisions which restrict the ownership and transfer of shares of beneficial interest and which are designed to safeguard Crown against an inadvertent loss of real estate investment trust status. These include ownership restrictions ("Ownership Restrictions") that restrict, with certain exceptions, common shareholders from owning, under the applicable attribution rules of the Code, more than 7.5% of the outstanding Common Shares and preferred shareholders from owning more than 9.8% of the outstanding preferred shares.

     The Ownership Restrictions will not be automatically removed even if the real estate investment trust provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Restrictions would require an amendment to the Declaration of Trust. Amendments to the Declaration of Trust require the affirmative vote of holders owning a majority of the shares then outstanding and entitled to vote thereon, except as expressly provided in the Declaration of Trust. In addition to preserving Crown's status as a real estate investment trust, the Ownership Restrictions may have the effect of precluding an acquisition of control of Crown without the approval of the Board of Trustees.

     The trustees of Crown may waive the Ownership Restrictions if evidence satisfactory to the trustees and Crown's tax counsel is presented showing that such waiver will not jeopardize Crown's status as a REIT under the Code. As a condition of such waiver, the trustees of Crown may require that an intended transferee give written notice to Crown, furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the trustees and/or an undertaking from the applicant with respect to preserving the real estate investment trust status of Crown. Any transfer of shares or any security convertible into shares that would (i) create a direct or indirect ownership of shares in excess of the Ownership Limit, (ii) result in the shares being owned by fewer than 100 persons or (iii) result in Crown being "closely held" within the meaning of Section 856(h) of the Code, will be void with respect to the intended transferee and will be exchanged for an equal number of excess shares ("Excess Shares"). Under the Declaration of Trust, Excess Shares shall be deemed to have been transferred to Crown, as trustee of a separate trust (the "Special Trust"), for the exclusive benefit of the person or persons to whom the interest in the Special Trust can ultimately be transferred.

     Excess Shares are not transferable. The purported transferee of any shares (including the Shares) that are exchanged for Excess Shares may designate a transferee of the interest in the Special Trust if the Excess Shares held in the Special Trust and represented by such Special Trust interest to be transferred would not be Excess Shares in the hands of the designated transferee at a price not to exceed the price paid by the purported transferee (or, if no consideration was paid, the market price at the time of the original attempted transfer) at which point such Excess Shares will automatically be exchanged for shares to which the Excess Shares are attributable. In addition, Excess Shares are subject to purchase by Crown at a purchase price equal to the lesser of: (i) the price paid for the shares by the intended transferee (or, if no consideration was paid, the market price of the shares the attempted transfer of which resulted in Excess Shares, measured on the date of the transfer); or (ii) the market price of the shares the attempted transfer of which resulted in Excess Shares measured on the date on which Crown elects to purchase the Excess Shares. "Market Price" means the last reported sales price reported on the NYSE of shares of the relevant class on the trading day immediately preceding the relevant date, or if the shares of the relevant class are not then traded on the NYSE, the last reported sales price of shares of the relevant class on the trading date immediately preceding the relevant date as reported on any exchange or quotation system over which the shares of the relevant class may be traded, or if the Shares of the relevant class are not then traded over any exchange or quotation system, then the market price of the shares of the relevant class on the relevant date as determined in good faith by the board of trustees of the Special Trust.

     From and after the intended transfer to the purported transferee of the Excess Shares, the purported transferee shall cease to be entitled to distributions (except upon liquidation), voting rights and other benefits with respect to the Excess Shares except the right to payment of the purchase price for the shares (including the Shares). Any dividend or distribution paid to a purported transferee on Excess Shares prior to the discovery by Crown that the shares have been transferred in violation of the Declaration of Trust shall be repaid to Crown upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Shares may be deemed, at the option of Crown, to have acted as an agent on behalf of Crown in acquiring the Excess Shares and to hold the Excess Shares on behalf of Crown. All certificates representing shares (including the Shares) will bear a legend referring to the restrictions described above.

     All certificates representing shares of beneficial interest will bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the applicable attribution provisions of the Code, more than 7.5% of the value of any class of outstanding shares of beneficial interest must file an affidavit with Crown containing the information specified in the Declaration of Trust by January 1 of each year. In addition, each shareholder shall upon demand be required to disclose to Crown in writing such information with respect to the direct, indirect and constructive ownership of shares of beneficial interest as the Board of Trustees deems necessary to comply with the provisions of the Code applicable to a real estate investment trust, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

GENERAL

     The transfer agent and registrar for the Shares is American Stock Transfer and Trust Company. The Shares will be, when issued, duly authorized, fully paid and nonassessable and will have no preemptive rights.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material Federal income tax considerations affecting holders of the Shares. Reed Smith Shaw & McClay has acted as counsel to Crown in connection with the Prospectus and this Prospectus Supplement and has reviewed the summary below and is of the opinion that it fairly summarizes the Federal income tax consequences that are likely to be material to a holder of Shares. This Summary is directed principally at investors who are United States citizens or residents or domestic corporations and who will hold the Shares as capital assets within the meaning of section 1221 of the Code. It does not address in all material respects considerations that might be relevant to the treatment of investors who are subject to special treatment under the tax laws (such as insurance companies, cooperatives, financial institutions, broker-dealers, tax exempt organizations or foreign investors). The discussion in this section is based on existing provisions of the Code, existing and proposed Treasury regulations, existing court decisions and existing rulings and other administrative interpretations. There can be no assurance that future Code provisions or other legal authorities will not alter significantly the tax consequences described below. No rulings have been obtained from the Internal Revenue Service ("IRS") concerning any of the matters discussed in this section. Because the following represents only a summary, it is qualified in its entirety by the applicable provisions of the Code, and regulations, court decisions and IRS rulings and other IRS pronouncements.

     Each prospective purchaser of the Shares is advised to consult his or her own tax advisor about the Federal, state, local, foreign and other tax consequences of buying, holding and selling the Shares.

BASIS

     The basis each shareholder will have for his or her Shares will be the amount such shareholder pays for such Shares at the time of purchase.

HOLDING PERIODS

     The holding period each shareholder will have for his or her Shares shall commence on the day after the acquisition date of the Shares.

TAXABLE DISTRIBUTIONS

     As long as Crown qualifies as a REIT, distributions from Crown (other than distributions designated as capital gain dividends) will be taxable to shareholders who are not tax-exempt entities as ordinary income to the extent of the earnings and profits of Crown. For purposes of determining whether distributions on the Shares are out of current or accumulated earnings and profits, the earnings and profits of Crown will be allocated first to the Shares and second to its common shares. Any dividend declared by Crown in October, November or December of any year payable to shareholders of record on a date in such month will be treated as if it were received by the shareholders on December 31, provided such dividend actually is paid by January 31, of the following year. Consequently, any such dividend will be taxable to a shareholder in such shareholder's taxable year including December 31. (It is possible that any portion of a dividend made to a shareholder after December 31 not from current or accumulated earnings and profits would be treated as a distribution by Crown in the year it is actually made. Accordingly, if Crown has sufficient earnings and profits in the year in which such dividend actually is paid, no portion of such dividend would be a return of capital distribution.) Dividends paid to such shareholders will not constitute passive activity income (such income, therefore, will not be subject to reduction by losses from passive activities of a shareholder who is subject to the passive activity loss rules). Such distributions, however, will be considered investment income, which may be offset by investment expense deductions. Dividends from Crown that are designated as capital gains dividends by Crown will be taxed as long-term capital gain to taxable shareholders to the extent that they do not exceed Crown's actual net capital gain for the taxable year. A shareholder that is a corporation may be required to treat up to 20% of any such capital gains dividend as ordinary income. Such distributions, whether characterized as ordinary income or as capital gain, are not eligible for the dividends received deduction for corporations. Shareholders are not permitted to deduct any net losses of Crown.

     A dividend that is not designated as a capital gains dividends and that is in excess of Crown's current or accumulated earnings and profits is treated as a return of capital to a shareholder and reduces the tax basis of the shareholder's Shares (but not below zero). Any such distribution in excess of the tax basis of a shareholder's Shares is taxable to any such shareholder who is not a tax-exempt entity as gain realized from the sale of the Shares. If any portion (the "Capital Gain Amount") of Crown's distributions are designated by Crown as capital gain dividends, then the portion of the Capital Gain Amount for the year so designated that will be allocable to the holders of the Shares will be the Capital Gain Amount multiplied by a fraction, the numerator of which will be the total dividends paid or made available to the holders of the Shares for the year and the denominator of which will be the total dividends paid by Crown.

TAXATION OF DISPOSITION OF SHARES OF CROWN

     In general, any gain or loss realized upon a taxable disposition of Shares of Crown by a shareholder who is not a dealer in securities or another person who does not hold the Shares as capital assets will be treated as long-term capital gain or loss if the Shares have been held for more than 12 months and as short-term capital gain or loss if the Shares have been held for 12 months or less. If, however, the shareholders have received any capital gains dividends with respect to such Shares, any loss realized upon a taxable disposition of Shares held for six months or less, to the extent of such capital gains dividends received with respect to such Shares, will be treated as long-term capital loss.

TAXATION OF TAX-EXEMPT ENTITIES

     In general, a shareholder that is a tax-exempt entity not subject to tax on its investment income will not be subject to tax on distributions from Crown. In Revenue Ruling 66-106, 1966-1 C.B. 151, the IRS ruled that amounts distributed as dividends by a REIT do not constitute unrelated business taxable income ("UBTI") when received by a qualified plan. Based on that ruling, regardless of whether Crown incurs indebtedness in connection with the acquisition of properties, distributions paid by Crown to a shareholder that is a tax-exempt entity will not be treated as UBTI, provided that (i) the tax-exempt entity has not financed the acquisition of its Shares with "acquisition indebtedness" within the meaning of the Code and the Shares otherwise are not used in an unrelated trade or business of the tax-exempt entity and (ii) Crown is not a pension-held REIT. If Crown is a pension-held REIT and if a tax-exempt pension fund were to own more than 10 percent of Crown, such shareholder may be required to recognize as UBTI that percentage of the dividends that is equal to the percentage of Crown's gross income that would be UBTI to Crown if Crown were a qualified pension fund required to recognize UBTI. A REIT is a pension-held REIT if at least one qualified trust holds more than 25 percent of the value the REIT's shares or one or more qualified trusts, each of whom own more than 10 percent of the REIT's shares, hold more than 50 percent of the value the REIT's shares and the closely held rule could only be avoided by looking through the pension funds to their beneficiaries. A tax-exempt shareholder also should be aware that Congress currently is examining the taxation of investment income received by tax-exempt entities including the treatment of income received by such entities from REITs and other pass-through entities and is considering whether to treat income derived from a REIT as UBTI to the extent that Crown has incurred debt to acquire its assets. The Congressional committee conducting this examination has not yet concluded its study.

     For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from Federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and
(c)(20), respectively, income from an investment in Crown will constitute UBTI unless the organization is able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the UBTI generated by its investment in Crown. Such prospective shareholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

REDEMPTION OF PREFERRED SHARES

     A cash redemption of the Shares will be treated under Section 302 of the Code as a distribution taxable as a dividend (to the extent of Crown's current and accumulated earnings and profits) at ordinary income rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. The cash redemption will be treated as a sale or exchange if it (i) is "substantially disproportionate" with respect to the holder, (ii) results in a "complete termination" of the holder's share interest in Crown, or (iii) is "not essentially equivalent to a dividend" with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, capital shares (including Common Shares and other equity interests in Crown) considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as capital shares actually owned by the holder, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of the Shares depends upon the facts and circumstances at the time that the determination must be made, prospective holders of the Shares are advised to consult their own tax advisors to determine such tax treatment.

     If a cash redemption of the Shares is not treated as a distribution taxable as a dividend to a particular holder, it will be treated, as to that holder, as a taxable sale or exchange. As a result, such holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of Crown's current and accumulated earnings and profits), and (ii) the holder's adjusted basis in the Shares for tax purposes. Such gain or loss will be capital gain or loss if the Shares have been held as a capital asset and will be long-term gain or loss if such Shares have been held for more than one year.

     If a cash redemption of the Shares is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder's adjusted basis in the redeemed Shares for tax purposes will be transferred to the holder's remaining capital shares in Crown, if any. If the holder owns no other capital shares in Crown, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

REDEMPTION PREMIUM

     Under Section 305(c) of the Code and applicable Treasury Regulations, if the redemption price of the Shares exceeds its issue price by more than a de minimis amount then, in certain circumstances, the amount of such excess may be deemed to be a constructive distribution (treated as a dividend to the extent of Crown's current and accumulated earnings and profits) which is taxable to the holder at a constant yield (as if it was original issue discount on a debt instrument) over the period the Shares cannot be redeemed.

     A redemption premium is considered de minimis under the Treasury Regulations if it is less than the product of .25% times the redemption price of the Shares times the number of complete years the Shares are outstanding. Crown does not expect that the price paid for the redemption of the Shares would be considered de minimis.

     However, the constant yield method, described above, which must be used to take into account the redemption premium on preferred stock only applies if the subject preferred stock is (i) mandatorily redeemable, (ii) redeemable at the holder's option, or (iii) redeemable at the issuer's option if at the time of issue, based on all the facts and circumstances, it is more likely than not that the issuer will exercise such option. With respect to situation (iii) in the preceding sentence, the Treasury Regulations further provide that, even if the redemption is more likely than not to occur, this constant yield method will not apply if the redemption premium is solely in the nature of a penalty for premature redemption. A redemption premium is considered to be a penalty for premature redemption only if it is paid as a result of changes in economic or market conditions over which the issuer of the stock or the holder does not have legal or practical control.

     The Shares are not mandatorily redeemable or redeemable at the holder's option, and Crown does not believe that at the time of issue it is more likely than not that the Shares will be redeemed; thus Crown does not expect that a holder of such stock will be required to take the redemption premium into income as a dividend distribution at a constant yield over the period the holder holds such stock. However, no assurance can be given that the IRS will not take a contrary position.

STATEMENT OF SHARE OWNERSHIP

     Crown is required to demand annual written statements from the record holders of designated percentages of its Shares disclosing the actual owners of the Shares. Any record shareholder who, upon request by Crown, does not provide Crown with required information concerning actual ownership of the Shares is required to include certain specified information relating thereto in his Federal income tax return. Crown also must maintain, within the Internal Revenue district in which it is required to file its Federal income tax return, permanent records showing the information it has received as to the actual ownership of such Shares and a list of those persons failing or refusing to comply with such demand.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the underwriting agreement between Friedman, Billings, Ramsey & Co., Inc. (the "Underwriter") and Crown (the "Underwriting Agreement"), the Underwriter has agreed to purchase from Crown, and Crown has agreed to sell to the Underwriter, 2,500,000 Shares at the price set forth on the cover page of this Prospectus Supplement.

     The Underwriting Agreement provides that the Underwriter's obligation to purchase the Units is subject to the satisfaction of certain conditions, including the receipt of certain legal opinions. The nature of the Underwriter's obligations is such that it is committed to purchase all of the Shares if any are purchased.

     Crown also has granted an option to the Underwriter, exercisable during the 30-day period after the date of this Prospectus Supplement, to purchase up to 375,000 additional Shares at the price to the public set forth on the cover page of this Prospectus Supplement, less the underwriting discount.

     The Underwriter has advised Crown that it proposes initially to offer the Shares to the public at the public offering price set forth on the cover page of this Prospectus Supplement. After the initial public offering, the public offering price of the Shares may change and the Shares may be offered for sale to the public at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. Application has been made to list the Shares on the NYSE.

     Brokers, dealers, agents and underwriters that participate in the distribution of the Shares offered hereby, may be deemed to be underwriters under the Securities Act. Those who act as underwriter, broker, dealer or agent in connection with the sale of the Shares offered hereby will be selected by the Underwriter and may have other business relationships with Crown and its subsidiaries or affiliates in the ordinary course of business. Such brokers, dealers, agents and underwriters that participate in the distribution of the Shares may receive compensation in the form of discounts, concessions on commissions from the Underwriter.

     Crown has agreed not to register for sale, sell, contract to sell or otherwise dispose of any preferred shares for a period of 180 days after the date of this Prospectus Supplement without the prior written consent of the Underwriter. In the Underwriting Agreement, Crown and the Operating Partnership have agreed to indemnify the Underwriter against certain liabilities, including certain liabilities under the Securities Act or to contribute to payments the Underwriter may be required to make in respect thereof. The Underwriter may be deemed to be an "Underwriter" for purposes of the Securities Act in connection with the Offering. Crown will reimburse the Underwriter for its reasonable out-of-pocket expenses incurred in connection with the Offering.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for Crown by Reed Smith Shaw & McClay, Pittsburgh, Pennsylvania and for the Underwriter by Winston & Strawn, Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements and schedules of Crown American Realty Trust, incorporated by reference from the Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports, with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                         PROSPECTUS DATED JULY 2, 1997

                                  $300,000,000
                          CROWN AMERICAN REALTY TRUST

   COMMON SHARES, COMMON SHARE WARRANTS, PREFERRED SHARES AND DEBT SECURITIES

     Crown American Realty Trust ("Crown") may from time to time offer in one or more series (i) common shares of beneficial interest, par value $.01 per share (the "Common Shares"), (ii) Common Share warrants (the "Common Share Warrants"),
(iii) preferred shares of beneficial interest, par value $.01 per share (the "Preferred Shares"), or (iv) debt securities (the "Debt Securities"), with an aggregate public offering price of up to $300,000,000 in amounts, at prices and on terms to be determined at the time of any such offering. Crown may offer the Common Shares, Common Share Warrants, Preferred Shares and Debt Securities (collectively, the "Securities") from time to time, separately or together, in separate series, in amounts, at prices and on terms to be set forth in supplements to this Prospectus (each a "Prospectus Supplement").

     The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common Shares, the specific number of shares and issuance price per share; (ii) in the case of Common Share Warrants, the duration, offering price, exercise price and detachability; (iii) in the case of Preferred Shares, the specific number of shares, designation, any dividend, liquidation, redemption, conversion, voting and other rights, and issuance price per share; and (iv) in the case of Debt Securities, the specific title, aggregate principal amount, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of Crown or repayment at the option of the holder, terms for any sinking fund payments, terms for conversion into Common Shares, Preferred Shares or Debt Securities of another series, and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of Crown as a real estate investment trust for federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     The Securities may be offered directly, through agents designated from time to time by Crown, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Securities.
                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                               ------------------

     This Prospectus may not be used to consummate sales of securities unless accompanied by a Prospectus Supplement. Any statement contained in this Prospectus will be deemed to be modified or superseded by any inconsistent statement contained in an accompanying Prospectus Supplement.
                               ------------------
                  THE DATE OF THIS PROSPECTUS IS JULY 2, 1997

                             AVAILABLE INFORMATION

     Crown is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Crown can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a website at http://www.sec.gov containing reports, prospectuses and information statements and other information regarding registrants, including Crown, that file electronically. Similar materials and other information concerning Crown also are available for inspection at The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     Crown has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, exhibits and schedules, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. The Prospectus and any accompanying Prospectus Supplement do not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Crown and the Securities, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus and any accompanying Prospectus Supplement concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission. The Registration Statement may be inspected without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of it or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission. The Registration Statement also may be retrieved from the Commission's website.

     This Prospectus, including the documents incorporated herein by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"). Also, documents subsequently filed by Crown with the Securities and Exchange Commission and incorporated herein by reference will contain forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of any risk factors set forth in the Prospectus Supplement and the matters set forth or incorporated in this Prospectus generally. Crown cautions the reader, however, that any such list of factors may not be exhaustive, particularly with respect to the future filings. Prospective investors should carefully consider, among other factors, any risk factors described in the Prospectus Supplement and the matters described below before purchasing Shares.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which have previously been filed by Crown with the Commission are incorporated herein by reference:

     (1) Crown's Annual Report on Form 10-K for the year ended December
         31, 1996;

     (2) Crown's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997;

     (3) Crown's Proxy Statement with respect to its Annual Meeting of Shareholders held on April 30, 1997.

     All documents filed by Crown pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities made hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Crown will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written request of any such person, a copy of any or all of the documents incorporated herein by reference, except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Crown, Attention: Sharon Callihan, Investor Relations, Crown American Realty Trust, Pasquerilla Plaza, Johnstown, Pennsylvania 15901; telephone number 1-800-860-2011.

                                     CROWN

     Crown American Realty Trust ("Crown") was formed on May 14, 1993 as a Maryland real estate investment trust to acquire and operate substantially all of the enclosed shopping mall properties and two office buildings (the "Properties") owned by Crown American Associates ("Crown Associates"), formerly Crown American Corporation. Crown Associates is a wholly-owned subsidiary of Crown Holding Company ("Crown Holding"), which is owned by Frank J. Pasquerilla and members of his immediate family. Crown Associates, which was founded in 1950, was engaged principally in the development, acquisition, ownership and management of enclosed shopping malls and, to a lesser extent, strip shopping centers, hotels and office buildings. Crown raised approximately $405 million in equity through an initial public offering of approximately 25.5 million shares, which occurred on August 17, 1993, and used the proceeds to purchase an initial 78% (74.6% as of May 31, 1997) general partnership interest in Crown American Properties, L.P. (the "Operating Partnership"), a partnership which was formed just prior to consummation of the initial public offering to own and operate the Properties. The proceeds were used by the Operating Partnership to retire debt related to the Properties.

     Simultaneously with the initial public offering, Crown Associates and an affiliate transferred the Properties and the management operations into either Crown, the Operating Partnership, or Crown American Financing Partnership (the "Financing Partnership"), a partnership which is 99.5% owned by the Operating Partnership and 0.5% owned by Crown.

     The limited partnership interest in the Operating Partnership and the 1.6 million shares in Crown received for two malls transferred in 1993 are currently held by Crown Investments Trust ("Crown Investments"), by Crown American Investment Company (a subsidiary of Crown Investments), and by members of the Pasquerilla family.

     Simultaneously with the above transactions, the Financing Partnership borrowed $300 million of mortgage debt ( the "Mortgage Loans") secured by its 15 enclosed shopping malls. The $300 million of mortgage debt together with the proceeds of the initial public offering were used to retire existing debt contributed with the Properties.

     Crown is a fully-integrated real estate company primarily engaged in the ownership, operation, management, leasing, acquisition, development, redevelopment, expansion, renovation and financing of enclosed shopping malls. Crown's revenues are primarily derived under real estate leases with national, regional and local department store and other retailing companies. The Properties currently consist of 25 enclosed shopping malls, including a 50% partnership interest in Palmer Park Mall (the "Malls"). Each Mall is an enclosed shopping mall. All of the Malls have department stores as anchor tenants (the "Anchors"). All of the malls have numerous diversified retail store tenants (the "Mall Stores") which are located along enclosed malls connecting the Anchors. Additional freestanding retail stores (the "Freestanding Stores") are located along the perimeter of the parking areas at 17 of the Malls.

     The total gross leasable area ("GLA") of the 25 Malls is approximately 14.3 million square feet, including Anchors, Mall Stores and Freestanding Stores. As used herein, GLA of a Mall includes the GLA attributable to all Anchors, including seven anchor locations owned by their occupants or other entities. Anchors, Mall Stores and Freestanding Stores account for approximately 58%, 37%, and 5%, respectively, of the total GLA of the Malls. Excluding Freestanding Stores, the Malls range in size from approximately 300,000 to 830,000 square feet of GLA with an average size of approximately 540,000 square feet of GLA. Each Mall has ample surface parking with 19 of the Malls having parking ratios above 5.0 per 1,000 square feet of GLA.

     The Malls are generally located in middle markets where there are relatively few other enclosed shopping malls. Crown's management believes that the Malls have strong competitive positions because 21 are the largest, of which 13 are the only, enclosed regional shopping malls in their respective trade areas. One of Crown's principal business strategies is the ongoing expansion and renovation of its shopping malls to maintain and improve their competitive position and market share.

     Crown also owns (i) an office building in Johnstown, Pennsylvania with approximately 102,500 gross leasable square feet, which serves as Crown's headquarters and is leased to Crown American's hotel division and to third parties ("Pasquerilla Plaza") and (ii) a ground leasehold interest in one parcel of land within a shopping center owned by a third party that is improved with a building consisting of approximately 107,000 square feet of GLA subleased to an anchor department store (the "Anchor Pad").

     As the owner of real estate, Crown is subject to risks arising in connection with the underlying real estate, including defaults under or non-renewal of tenant leases, tenant bankruptcies, competition, inability to rent unleased space, failure to generate sufficient income to meet operating expenses, as well as debt service, capital expenditures and tenant improvements, environmental matters, financing availability and changes in real estate and zoning laws. The success of Crown also depends upon certain key personnel, Crown's ability to maintain its qualification as a real estate investment trust for federal income tax purposes (a "REIT"), compliance with the terms and conditions of the Mortgage Loans and other debt instruments, and trends in the national and local economy, including income tax laws, governmental regulations and legislation, and population trends.

                                USE OF PROCEEDS

     Unless otherwise indicated in the Prospectus Supplement accompanying this Prospectus, Crown intends to use the net proceeds from the sale of the Securities solely for investment purposes in the Operating Partnership. The Board of Trustees may direct the use of such net proceeds for general corporate purposes, which may include, among other things, the acquisition, development and renovation of enclosed shopping malls as suitable opportunities arise, the expansion and improvement of its existing Properties and the repayment of outstanding indebtedness. Pending such uses, the net proceeds from the sale of Securities may be invested in short-term investments.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Crown and its predecessor (prior to Crown's formation in 1993) historically have generated positive cash flows from operating activities. However, after deductions for real estate depreciation and amortization, the computation of the ratios of earnings to fixed charges results in a deficiency in certain periods. For the years ended December 31, 1994 and 1996, Crown's ratios of earnings to fixed charges were 1.40 and 1.11 respectively. For the year ended December 31, 1995 and the quarter ended March 31, 1997 earnings were inadequate to cover fixed charges by approximately $29.25 million and $2.34 million, respectively.

     For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) before extraordinary income and minority interest. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of deferred debt issuance costs.

                             DESCRIPTION OF SHARES

     The following summary of the terms of the shares of Crown does not purport to be complete and is subject to and qualified in its entirety by reference to Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland ("Title 8") and to Crown's Second Amended and Restated Declaration of Trust, dated August 6, 1993 ("Declaration of Trust") and bylaws. See "Available Information".

GENERAL

     Crown's Declaration of Trust authorizes Crown to issue up to 250,000,000 shares of beneficial interest, consisting of 120,000,000 Common Shares of Beneficial Interest, 5,000,000 Preferred Shares of Beneficial Interest, par value $.01 per share ("Preferred Shares") and 125,000,000 Excess Shares of Beneficial Interest ("Excess Shares"). As of May 31, 1997, 27,688,511 Common Shares of Beneficial Interest were issued and outstanding.

     The Declaration of Trust also provides that, subject to the provisions of any class or series of the shares of beneficial interest of Crown then outstanding and to mandatory provisions of law, the shareholders of Crown shall be entitled to vote only on the following matters: (a) election or removal of trustees of Crown (the "Trustees"); (b) amendment of the Declaration of Trust;
(c) termination of the existence of Crown; (d) reorganization of Crown; (e) merger, consolidation or share exchange of Crown or the sale or disposition of substantially all Crown's assets; and (f) termination of Crown's status as a real estate investment trust for federal tax purposes. Except with respect to the foregoing matters, no action taken by the shareholders of Crown at any meeting shall in any way bind the Trustees.

     Both Maryland statutory law governing real estate investment trusts organized under the laws of that state and the Declaration of Trust provide that no shareholder of Crown will be personally liable for any obligation of Crown. The Declaration of Trust provides that Crown shall indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder, and that Crown shall reimburse each shareholder for reasonable expenses incurred by him in connection with any such claim or liability. Crown carries public liability insurance which it considers adequate. Accordingly, any risk of personal liability to shareholders should be limited to situations in which the law of another jurisdiction would not respect Maryland's limitation on shareholder liability and then only to the extent that Crown's assets plus its insurance coverage would be insufficient to satisfy the claims against Crown and its shareholders.

COMMON SHARES OF BENEFICIAL INTEREST

     The following description of the Common Shares sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Shares will be issuable upon conversion of Debt Securities or Preferred Shares of Crown. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Declaration of Trust.

     Each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of Trustees. There is no cumulative voting in the election of Trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the Trustees then standing for election. Holders of Shares are entitled to such distributions as may be declared from time to time by the Trustees in cash or other assets of Crown, in securities of Crown or from any other legally available source as the Trustees shall in their discretion determine.

     Holders of the Common Shares have no conversion, redemption or preemptive rights to subscribe to any securities of Crown. All outstanding Shares are fully paid and nonassessable by Crown. In the event of any liquidation, dissolution or winding-up of the affairs of Crown, holders of Common Shares will be entitled to share ratably in the assets of Crown remaining after provision for payment of liabilities to creditors and preferential rights of the Preferred Shares.

     The Common Shares shall have equal dividend, distribution, liquidation and other rights, and shall have no preference, appraisal, or exchange rights.

COMMON SHARE WARRANTS

     Crown may issue Common Share Warrants for the purchase of Common Shares. Common Share Warrants may be issued independently or together with any other Securities offered pursuant to any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Common Share Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between Crown and the warrant recipient or, if the recipients are numerous, a warrant agent identified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent, if engaged, will act solely as an agent of Crown in connection with the Common Share Warrants of such series and will not assume any obligations or relationship of agency or trust for or with any holders or beneficial owners of Common Share Warrants. Further terms of the Common Share Warrants and the applicable Warrant Agreements will be set forth in the Prospectus Supplement.

     The applicable Prospectus Supplement will describe the terms of any Common Share Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title of such Common Share Warrants; (2) the aggregate number of such Common Share Warrants; (3) the price or prices at which such Common Share Warrants will be issued; (4) the designation, number and terms of the shares of Common Shares purchasable upon exercise of such Common Share Warrants; (5) the designation and terms of the other Securities with which such Common Share Warrants are issued and the number of such Common Share Warrants issued with such offered Securities; (6) the date, if any, on and after which such Common Share Warrants and the related Common Stock will be separately transferable; (7) the price at which each Common Share purchasable upon exercise of such Common Share Warrants may be purchased; (8) the date on which the right to exercise such Common Share Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such Common Share Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any; (11) a discussion of certain federal income tax considerations relevant to a holder of such Common Share Warrants; and (12) any other terms of such Common Share Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Share Warrants.

     Reference is made to the section above entitled "Common Shares of Beneficial Interest" for a general description of the Common Shares to be acquired upon the exercise of the Common Share Warrants.

PREFERRED SHARES

     The Preferred Shares authorized by the Declaration of Trust may be issued from time to time in one or more series in such amounts and with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption as may be fixed by the Trustees. The following description of the Preferred Shares sets forth certain anticipated general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. Certain other terms of any class or series of Preferred Shares (which terms may be different than those stated below) will be described in the Prospectus Supplement to which such class or series relates. The statements below describing the Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Prospectus Supplement and Declaration of Trust (including any amendment describing the designations, rights, and preferences of each class or series of Preferred Shares) and bylaws.

Classification or Reclassification of Preferred Shares

     The Declaration of Trust authorizes the Trustees to classify or reclassify any unissued Preferred Shares by setting or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of such Preferred Shares.

Rank

     Unless otherwise specified in the Prospectus Supplement, the Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Crown, rank (i) senior to all classes or series of Common Shares of Crown, and to all equity and debt securities which are specifically designated as ranking junior to such Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of Crown; (ii) on a parity with all equity and debt securities issued by Crown the terms of which specifically provide that such equity and debt securities rank on a parity with the Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of Crown; and (iii) junior to all equity and debt securities issued by Crown the terms of which specifically provide that such equity and debt securities rank senior to the Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of Crown.

Dividends

     Holders of shares of the Preferred Shares of each class or series shall be entitled to receive, when, as and if declared by the Board of Trustees (as defined below) of Crown, out of assets of Crown legally available for payment, cash dividends (or dividends in kind or in other property if expressly permitted and described in the applicable Prospectus Supplement) at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the shares of beneficial interest transfer books of Crown on such record dates as shall be fixed by the Board of Trustees of Crown.

     Dividends on any class or series of the Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the Prospectus Supplement. If the Board of Trustees of Crown fails to declare a dividend payable on a dividend payment date on any class or series of the Preferred Shares for which dividends are noncumulative, then the holders of such class or series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and Crown will have no obligation to pay the dividend accrued for such period, whether or not dividends on such class or series are declared payable on any future dividend payment date.

     Unless otherwise specified in the applicable Prospectus Supplement, if any shares of the Preferred Shares of any class or series are outstanding, no full dividends shall be declared or paid or set apart for payment on the Preferred Shares of Crown of any other class or series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such class or series for any period unless full dividends (which include all unpaid dividends in the case of cumulative dividend Preferred Shares) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such class or series.

     When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of Preferred Shares of any class or series and the shares of any other class or series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such class or series, all dividends declared upon shares of Preferred Shares of such class or series and any other class or series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata among the holders of such class or series. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such class or series which may be in arrears.

     Until required dividends are paid, no dividends (other than in Common Shares or other capital shares ranking junior to the Preferred Shares of such class or series as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made upon the Common Shares or any other capital shares of Crown ranking junior to or on a parity with the Preferred Shares of such class or series as to dividends or upon liquidation, nor shall any Common Shares or any other capital shares of Crown ranking junior to or on a parity with the Preferred Shares of such class or series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by Crown (except by conversion into or exchange for other capital shares of Crown ranking junior to the Preferred Shares of such class or series as to dividends and upon liquidation).

     Any dividend payment made on shares of a class or series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of Preferred Shares of such class or series which remains payable.

Redemption

     If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of Crown, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a class or series of Preferred Shares that is subject to mandatory redemption will specify the number of shares of such Preferred Shares that shall be redeemed by Crown in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the Prospectus Supplement. If the redemption price for Preferred Shares of any class or series is payable only from the net proceeds of the issuance of capital shares of Crown, the terms of such Preferred Shares may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into shares of the applicable capital shares of Crown pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     So long as any dividends on shares of any class or series of the Preferred Shares of Crown ranking on a parity as to dividends and distributions of assets with such class or series of the Preferred Shares are in arrears, no shares of any such class or series of the Preferred Shares of Crown will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and Crown will not purchase or otherwise acquire any such shares. However, the foregoing will not prevent the purchase or acquisition of such shares of Preferred Shares to preserve the status of Crown as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Shares of such class or series and, unless the full cumulative dividends on all outstanding shares of any cumulative Preferred Shares of such class or series and any other shares of Crown ranking on a parity with such class or series as to dividends and upon liquidation shall have been paid or contemporaneously are declared and paid for all past dividend periods, Crown shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Shares of such class or series (except by conversion into or exchange for shares of Crown ranking junior to the Preferred Shares of such class or series as to dividends and upon liquidation). In addition, the foregoing will not prevent the purchase or acquisition of such shares of Preferred Shares to preserve the status of Crown as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Shares of such class or series.

     If fewer than all of the outstanding shares of Preferred Shares of any class or series are to be redeemed, the number of shares to be redeemed will be determined by Crown and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by Crown.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of a share of Preferred Shares of any class or series to be redeemed at the address shown on the share transfer books of Crown. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by Crown in trust for the benefit of the holders of Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, such Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such Preferred Shares will terminate, except the right to receive the redemption price.

Liquidation Preference

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Crown, then, before any distribution or payment shall be made to the holders of Common Shares, or any other class or series of capital shares of Crown ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of Crown, the holders of each class or series of Preferred Shares shall be entitled to receive out of assets of Crown legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of Preferred Shares will have no right or claim to any of the remaining assets of Crown. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of Crown are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital shares of Crown ranking on a parity with the Preferred Shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Preferred Shares and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of shares of Preferred Shares, the remaining assets of Crown shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

Voting Rights

     Holders of the Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Any class or series of Preferred Shares may provide that, so long as any shares of such class or series of Preferred Shares remain outstanding, the holders of such class or series may vote as a separate class on certain specified matters, which may include changes in Crown's capitalization, amendments to the Declaration of Trust, and mergers and dispositions.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such class or series of Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

     The provisions of a class or series of Preferred Shares may provide for additional rights, remedies, and privileges if dividends on such class or series are in arrears for specified periods, which rights and privileges will be described in the applicable Prospectus Supplement.

     Under Maryland law, notwithstanding anything to the contrary set forth above, holders of each class or series of Preferred Shares will be entitled to vote upon a proposed amendment to the Declaration of Trust, whether or not entitled to vote thereon by the Declaration of Trust, if the amendment would alter the contract rights, as set forth in the Declaration of Trust, of their shares.

Conversion Rights

     The terms and conditions, if any, upon which shares of any class or series of Preferred Shares are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or Crown, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Shares.

Restrictions On Ownership

     The Preferred Shares will be subject to certain restrictions on ownership as described in the applicable Prospectus Supplement.

EXCESS SHARES

     The Declaration of Trust provides that no holder may own, or be deemed to own under the applicable attribution rules of the Internal Revenue Code of 1986, as amended (the "Code"), shares in excess of the Ownership Limits and that no purported transfer of shares of beneficial interest may be given effect if it results in ownership of all of the outstanding shares of beneficial interest by fewer than 100 persons (the "Ownership Restrictions"). In the event of a purported transfer or other event that would, if effective, result in the ownership of shares of beneficial interest in violation of the Ownership Restrictions, such transfer would be deemed void ab initio and such shares would automatically be exchanged for Excess Shares authorized by the

Declaration of Trust, according to rules set forth in the Declaration of Trust, to the extent necessary to ensure that the purported transfer or other event does not result in the ownership of shares of beneficial interest in violation of the Ownership Restrictions.

     Holders of Excess Shares are not entitled to voting rights (except to the extent required by law), dividends or distributions. If, after the purported transfer or other event resulting in an exchange of shares of beneficial interest for Excess Shares and prior to the discovery by Crown of such exchange, dividends or distributions are paid with respect to the shares of beneficial interest that were exchanged for Excess Shares, then such dividends or distributions are to be repaid to Crown upon demand. While outstanding, Excess Shares will be held in trust by Crown for the benefit of the ultimate transferee of an interest in such trust, as described below. While Excess Shares are held in trust, an interest in that trust may be transferred by the purported transferee or other purported holder with respect to such Excess Shares only to a person whose ownership of the shares of beneficial interest will not violate the Ownership Restrictions, at which time the Excess Shares will be automatically exchanged for shares of beneficial interest of the same type and class as the shares of beneficial interest for which the Excess Shares were originally exchanged. The Declaration of Trust contains provisions that are designed to ensure that the purported transferee or other purported holder of the Excess Shares may not receive in return for such a transfer an amount that reflects any appreciation in the shares of beneficial interest for which such Excess Shares were exchanged during the period that such Excess Shares were outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received must be turned over to Crown.

     The Declaration of Trust provides that Crown, by notice to the holder thereof, may purchase any or all Excess Shares that have been automatically exchanged for outstanding Common Shares or Preferred Shares as a result of any transfer or other event. The price at which Crown may purchase such Excess Shares shall be equal to the lesser of (i) in the case of Excess Shares resulting from a purported transfer for value, the price per share in the purported transfer that caused the automatic exchange for such Excess Shares or, in the case of Excess Shares resulting from some other event, the market price of such Shares or Preferred Shares on the date of the automatic exchange for Excess Shares, or (ii) the market price of such Shares or Preferred Shares on the date that Crown accepts such Excess Shares. Any dividend or distribution paid to a proposed transferee on Excess Shares prior to the discovery by Crown that such shares of beneficial interest have been transferred in violation of the provisions of the Declaration of Trust shall be repaid to Crown upon demand. If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any Excess Shares may be deemed, at the option of Crown, to have acted as an agent on behalf of Crown in acquiring or holding such Excess Shares and to hold such Excess Shares on behalf of Crown.

RESTRICTIONS ON TRANSFER

     For Crown to qualify as a real estate investment trust under the Code, not more than 50% of the value of the outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (the "closely held rule"), the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, certain percentages of Crown's gross income must be derived from particular activities, and Crown must satisfy certain asset ownership and income distribution tests. See "Certain Federal Income Tax Considerations to Crown of its REIT Election--Taxation of a REIT" and "--Requirements for Qualification".

     The Declaration of Trust contains a number of provisions which restrict the ownership and transfer of shares of beneficial interest and which are designed to safeguard Crown against an inadvertent loss of real estate investment trust status. In order to help prevent more than 50% of the beneficial interests of Crown from being held by five or fewer individuals after the offerings, the Declaration of Trust contains Ownership Restrictions that restrict, with certain exceptions, common shareholders from owning, under the applicable attribution rules of the Code, more than 7.5% of the outstanding Common Shares and preferred shareholders from owning more than 9.8% of the outstanding Preferred Shares.

     The trustees of Crown may waive the Ownership Restrictions if evidence satisfactory to the trustees and Crown's tax counsel is presented showing that such waiver will not jeopardize Crown's status as a real estate investment trust under the Code. As a condition of such waiver, the trustees of Crown may require that an intended transferee give written notice to Crown, furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the trustees and/or an undertaking from the applicant with respect to preserving the real estate investment trust status of Crown. Any transfer of shares or any security convertible into shares that would (i) create a direct or indirect Ownership of shares in excess of the Ownership Limit, (ii) result in the shares being owned by fewer than 100 persons or (iii) result in Crown being "closely held" within the meaning of Section 856(h) of the Code, will be void with respect to the intended transferee and will result in Excess Shares as described above.

     The Ownership Restrictions will not be automatically removed even if the real estate investment trust provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Restrictions would require an amendment to the Declaration of Trust. Amendments to the Declaration of Trust require the affirmative vote of holders owning a majority of the shares then outstanding and entitled to vote thereon, except as expressly provided in the Declaration of Trust. In addition to preserving Crown's status as a real estate investment trust, the Ownership Restrictions may have the effect of precluding an acquisition of control of Crown without the approval of the Board of Trustees.

     All certificates representing shares of beneficial interest will bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the applicable attribution provisions of the Code, more than 7.5% of the value of any class of outstanding shares of beneficial interest must file an affidavit with Crown containing the information specified in the Declaration of Trust by January 1 of each year. In addition, each shareholder shall upon demand be required to disclose to Crown in writing such information with respect to the direct, indirect and constructive ownership of shares of beneficial interest as the Board of Trustees deems necessary to comply with the provisions of the Code applicable to a real estate investment trust, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

DESCRIPTION OF DEBT SECURITIES

     Crown may issue Debt Securities under one or more trust indentures (each an "Indenture") to be executed by Crown and one or more trustees (each an "Indenture Trustee") meeting the requirements of a trustee under the Trust Indenture Act of 1939, as amended (the "TIA"). The Indentures will be qualified under the TIA.

     The following description sets forth certain anticipated general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (which terms may be different than those stated below) and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities. Accordingly, for a description of the terms of a particular issue of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the following description. Forms of the Senior Indenture (as defined herein) and the Subordinated Indenture (as defined herein) have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

General

     The Debt Securities will be direct obligations of Crown and may be either senior Debt Securities ("Senior Securities") or subordinated Debt Securities ("Subordinated Securities"). The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt (as defined in the applicable Indenture) of Crown. Senior Securities and Subordinated Securities will be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between Crown and an Indenture Trustee.

     Except as set forth in the applicable Indenture and described in a Prospectus Supplement relating thereto, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, secured or unsecured, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Trustees of Crown or as established in the applicable Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

     The Prospectus Supplement relating to any series of Debt Securities being offered will contain the specific terms thereof, including, without limitation:

          (1) the title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

          (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities which is convertible into Common Shares or Preferred Shares, or the method by which any such portion shall be determined;

          (4) if convertible, any applicable limitations on the ownership or transferability of the Common Shares or Preferred Shares into which such Debt Securities are convertible;

          (5) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

          (6) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (7) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the interest payment dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which any such date shall be determined, the person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (8) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for conversion or registration of transfer or exchange and notices or demands to or upon Crown in respect of such Debt Securities and the applicable Indenture may be served;

          (9) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of Crown, if Crown is to have such an option;

          (10) the obligation, if any, of Crown to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

          (11) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (12) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

          (13) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants set forth in the applicable Indenture;

          (14) any provisions for collateral security for repayment of such Debt Securities;

          (15) whether such Debt Securities will be issued in certificated and/or book-entry form;

          (16) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form the denominations thereof and terms and conditions relating thereto;

          (17) the applicability, if any, of defeasance and covenant defeasance provisions of the applicable Indenture;

          (18) the terms, if any, upon which such Debt Securities may be convertible into Common Shares or Preferred Shares of Crown and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

          (19) whether and under what circumstances Crown will pay additional amounts as contemplated in the Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether Crown will have the option to redeem such Debt Securities in lieu of making such payment; and

          (20) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as set forth in the applicable Indenture, the applicable Indenture will not contain any provisions that would limit the ability of Crown to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving Crown or in the event of a change of control. Restrictions on ownership and transfers of Crown's Common Shares and Preferred Shares are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of Crown that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Merger, Consolidation Or Sale

     It is expected that each Indenture will provide that Crown may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, provided that (a) either Crown shall be the continuing corporation, or the successor corporation (if other than Crown) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any), and interest on, all of the applicable Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the applicable Indenture;
(b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of Crown or any subsidiary as a result thereof as having been incurred by Crown or such subsidiary at the time of such transaction, no Event of Default under the applicable Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee.

Covenants

     Each Indenture will contain covenants requiring Crown to take certain actions and prohibiting Crown from taking certain actions. The covenants with respect to any series of Debt Securities will be described in the Prospectus Supplement relating thereto.

Events Of Default, Notice And Waiver

     Each Indenture will describe specific "Events of Defaults" with respect to any series of Debt Securities issued thereunder. Such "Events of Defaults" are likely to include (with grace and cure periods): (i) default in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity; (iii) default in making any required sinking fund payment for any Debt Security of such series; (iv) default in the performance or breach of any other covenant or warranty of Crown contained in the applicable Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for a specified period of days after written notice as provided in the applicable Indenture; (v) default in the payment of specified amounts of indebtedness of Crown or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled and (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or Trustee of Crown or any subsidiary or either of its property.

     If an Event of Default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Indenture Trustee or the holders of not less than 25% of the principal amount of the outstanding Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amounts may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to Crown (and to the applicable Indenture Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Indenture Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) Crown shall have deposited with the applicable Indenture Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Indenture Trustee and (b) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture. Each Indenture also will provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default
(x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

     Each Indenture Trustee will be required to give notice to the holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Indenture Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Indenture Trustee consider such withholding to be in the interest of such holders.

     Each Indenture will provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of failure of the applicable Indenture Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of a Event of Default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof.

     Subject to provisions in each Indenture relating to its duties in case of default, no Indenture Trustee will be under any obligation to exercise any of its rights or powers under an Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under such Indenture, unless such holders shall have offered to the Indenture Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Indenture Trustee, or of exercising any trust or power conferred upon such Indenture Trustee. However, an Indenture Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Indenture Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

     Within 120 days after the close of each fiscal year, Crown will be required to deliver to each Indenture Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof.

Modification Of The Indentures

     It is anticipated that modifications and amendments of an Indenture may be made by Crown and the Indenture Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each series of the outstanding Debt Securities issued under the Indenture which are affected by the modification or amendment, provided that no such modification or amendment may, without a consent of each holder of such Debt Securities affected thereby: (1) change the stated maturity date of the principal of (or premium, if any) or any installment of interest, if any, on any such Debt Security; (2) reduce the principal amount of (or premium, if any) or the interest, if any, on any such Debt Security or the principal amount due upon acceleration of an Original Issue Discount Security; (3) change the place or currency of payment of principal of (or premium, if any) or interest, if any, on any such Debt Security; (4) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debt Security; (5) reduce the above-stated percentage of holders of Debt Securities necessary to modify or amend the Indenture; or (6) modify the foregoing requirements or reduce the percentage of outstanding Debt Securities necessary to waive compliance with certain provisions of the Indenture or for waiver of certain defaults. A record date may be set for any act of the holders with respect to consenting to any amendment.

     The holders of not less than a majority in principal amount of outstanding Debt Securities of each series affected thereby will have the right to waive compliance by Crown with certain covenants in such Indenture.

     Each Indenture will contain provisions for convening meetings of the holders of Debt Securities of a series to take permitted action.

Redemption Of Securities

     Each Indenture will provide that the Debt Securities may be redeemed at any time at the option of Crown, in whole or in part, for certain reasons intended to protect Crown's status as a REIT. Debt Securities may also be subject to optional or mandatory redemption on terms and conditions described in the applicable Prospectus Supplement.

     From and after notice has been given as provided in the applicable Indenture, if funds for the redemption of any Debt Securities called for redemption shall have been made available on such redemption date, such Debt Securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the holders of the Debt Securities will be to receive payment of the Redemption Price.

Conversion Of Securities

     The terms and conditions, if any, upon which the Debt Securities are convertible into Common Shares or Preferred Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Shares or Preferred Shares, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or Crown, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining Crown's REIT status.

Subordination

     Upon any distribution to creditors of Crown in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any Subordinated Securities will be subordinated to the extent provided in the applicable Indenture in right of payment to the prior payment in full of all Senior Securities. No payment of principal or interest will be permitted to be made on Subordinated Securities at any time if a default in Senior Securities exists that permits the holders of such Senior Securities to accelerate their maturity and the default is the subject of judicial proceedings or Crown receives notice of the default. After all Senior Securities are paid in full and until the Subordinated Securities are paid in full, holders of Subordinated Securities will be subrogated to the right of holders of Senior Securities to the extent that distributions otherwise payable to holders of Subordinated Securities have been applied to the payment of Senior Securities. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of Crown may recover more, ratably, than holders of Subordinated Securities. If this Prospectus is being delivered in connection with a series of Subordinated Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will contain the approximate amount of Senior Securities outstanding as of the end of Crown's most recent fiscal quarter.

                     CERTAIN PROVISIONS OF MARYLAND LAW AND
                    CROWN'S DECLARATION OF TRUST AND BYLAWS

     The following paragraphs summarize certain provisions of Maryland law and Crown's Declaration of Trust and bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to Crown's Declaration of Trust and bylaws.

GENERAL

     As a Maryland real estate investment trust, Crown is governed by Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland ("Title 8") and certain other provisions of the Annotated Code of Maryland. The following discussion summarizes certain provisions of Maryland law and Crown's Declaration of Trust and bylaws. This discussion does not purport to be complete and is subject to and qualified in its entirety by reference to Title 8 and also to the Declaration of Trust and bylaws of Crown. Copies of these documents have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

     Certain provisions of the Declaration of Trust and the bylaws described in this Section could make more difficult the acquisition of Crown by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Crown to negotiate first with the Board of Trustees as defined below. Crown believes that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms.

STAGGERED BOARD OF TRUSTEES

     Crown's Declaration of Trust and bylaws provide that the board of Trustees will be divided into three classes of Trustees, each class constituting approximately one-third of the total number of Trustees and with the classes serving staggered three-year terms (the "Board of Trustees"). The classification of Trustees will have the effect of making it more difficult for shareholders to change the composition of the Board of Trustees. Crown believes, however, that the longer time required to elect a majority of a classified Board of Trustees will help to ensure continuity and stability of Crown's management and policies.

     The classification provisions could also have the effect of discouraging a third party from accumulating large blocks of Crown's shares of beneficial interest or attempting to obtain control of Crown, even though such an attempt might be beneficial to Crown and its shareholders. Accordingly, shareholders could be deprived of certain opportunities to sell their Shares at a higher price than might otherwise be the case.

NUMBER OF TRUSTEES; REMOVAL; FILLING VACANCIES

     Crown's Declaration of Trust provides that, subject to any rights of holders of Preferred Shares to elect additional Trustees under specified circumstances, the number of Trustees of the Declaration of Trust will be fixed by the Board of Trustees, but must consist of not less than three nor more than 15 Trustees. In addition, subject to any rights of holders of Preferred Shares, and unless the Board of Trustees otherwise determines, any vacancy (including a vacancy created by an increase in the number of Trustees) will be filled, at any regular meeting or at any special meeting of the Trustees called for that purpose, by the affirmative vote of a majority of the remaining Trustees, though less than a quorum. Accordingly, the Board of Trustees could temporarily prevent any shareholder from enlarging the Board of Trustees and filling the new Trusteeships with such shareholder's own nominees.

     Crown's Declaration of Trust provides, consistent with Title 8, that, subject to the right of the holders of Preferred Shares to elect additional Trustees under specified circumstances, Trustees may be removed only upon the affirmative vote of holders of at least 66 2/3% of the voting power of all the then outstanding shares entitled to vote generally in the election of Trustees, voting together as a single class.

MEETINGS OF SHAREHOLDERS

     An annual meeting of the shareholders for the Election of Trustees and the transaction of any business within the powers of Crown will be held during the second quarter of each calendar year at the time set by the Trustees.

     Subject to the rights of the holders of any series of Preferred Shares to elect additional Trustees under specified circumstances, special meetings of the shareholders may be called only by the chairman of the Board of Trustees or by a resolution adopted by a majority of the Trustees, assuming no vacancies.

     All meetings of shareholders shall be held at the principal office of Crown or at such other place within the United States as shall be stated in the notice of the meeting.

NO SHAREHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

     Crown's Declaration of Trust and the bylaws provide that, subject to the rights of any holders of Preferred Shares to elect additional Trustees under specified circumstances, shareholder action can be taken only at an annual or special meeting of shareholders. They also prohibit shareholder action by written consent in lieu of a meeting, calling a special meeting or requiring that the Board of Trustees call a special meeting of shareholders. These provisions may have the effect of delaying consideration of a shareholder proposal until the next annual meeting.

ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER NOMINATIONS AND SHAREHOLDER PROPOSALS

     The Bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as Trustees or to bring other business before an annual meeting of shareholders of Crown (the "Shareholder Notice Procedure").

     The Shareholder Notice Procedure provides that (i) only persons who are nominated by, or at the direction of, the Board of Trustees, or by a shareholder who has given timely written notice containing specified information to the Secretary of Crown prior to the meeting at which Trustees are to be elected, will be eligible for election as Trustees of Crown and (ii) at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the chairman or the Board of Trustees or by a shareholder who has given timely written notice to the Secretary of Crown of such shareholder's intention to bring such business before such meeting. In general, for notice of shareholder nominations or business to be made at an annual meeting to be timely, such notice must be received by Crown not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting.

     The purpose of requiring shareholders to give Crown advance notice of nominations and other business is to afford the Board of Trustees a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Trustees, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although the Bylaws do not give the Board of Trustees any power to disapprove shareholder nominations for the election of Trustees or proposals for action, they may have the effect of precluding a contest for the election of Trustees or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of Trustees or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Crown and its shareholders.

RELEVANT FACTORS TO BE CONSIDERED BY THE BOARD OF TRUSTEES

     The Declaration of Trust provides that in determining what is in the best interest of Crown, a Trustee of Crown shall consider the interests of the shareholders of Crown and, in his or her discretion, may consider (a) the interests of Crown's employees, suppliers, creditors and customers, (b) the economy of the nation, (c) community and societal interests and (d) the long-term as well as short-term interests of Crown and its shareholders, including the possibility that these interests may be best served by the continued independence of Crown. Pursuant to this provision, the Board of Trustees may consider numerous judgmental or subjective factors affecting a proposal, including certain nonfinancial matters, and on the basis of these considerations may oppose a business combination or other transaction which, as an exclusively financial matter, might be attractive to some, or a majority, of Crown's shareholders.

RIGHTS TO PURCHASE SECURITIES AND OTHER PROPERTY

     Crown's Declaration of Trust authorizes the Board of Trustees to create and issue rights entitling the holders thereof to purchase from Crown shares of beneficial interest or other securities or property. The times at which and terms upon which such rights are to be issued would be determined by the Board of Trustees and set forth in the contracts or instruments that evidence such rights. This provision is intended to confirm the Board of Trustees' authority to issue share purchase rights, which may have terms that could impede a merger, tender offer or other takeover attempt, or other rights to purchase shares or securities of Crown or any other corporation.

SPECIAL STATUTORY REQUIREMENTS FOR CERTAIN TRANSACTIONS

     Business Combination Statute. The MGCL establishes special requirements with respect to "business combinations" between Maryland corporations and "interested shareholders" unless exemptions are applicable. Among other things, the law prohibits for a period of five years a merger or other specified transactions between a company and an interested shareholder and requires a super-majority vote for such transactions after the end of such five-year period. This statute is applicable to a Maryland real estate investment trust formed under Title 8.

     "Interested shareholders" are all persons owning beneficially, directly or indirectly, 10% or more of the outstanding voting shares of a Maryland corporation or real estate investment trust. "Business combinations" include any merger or similar transaction subject to a statutory vote and additional transactions involving transfers of assets or securities in specified amounts to interested shareholders or their affiliates. Unless an exemption is available, transactions of these types may not be consummated between a Maryland corporation or real estate investment trust and an interested shareholder or its affiliates for a period of five years after the date on which the shareholder first became an interested shareholder and thereafter may not be consummated unless recommended by the board of directors of the Maryland corporation or real estate investment trust and approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting shares and 66 2/3% of the votes entitled to be cast by all holders of outstanding shares of voting shares other than the interested shareholder. A business combination with an interested shareholder which is approved by the board of directors of a Maryland corporation or real estate investment trust at any time before an interested shareholder first becomes an interested shareholder is not subject to the 5-year moratorium or special voting requirements. An amendment to a Maryland corporation charter (or real estate investment trust declaration of trust) electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting shares and 66 2/3% of the votes entitled to be cast by holders of outstanding shares of voting shares who are not interested shareholders. Any such amendment is not effective until 18 months after the vote of shareholders and does not apply to any business combination of a corporation or real estate investment trust with a shareholder who was an interested shareholder on the date of the shareholder vote. Crown's Board of Trustees has adopted a resolution exempting all business combinations between Crown and any existing or future interested shareholders (or their affiliates) from the provisions of the Business Combination statute to the fullest extent permitted under Maryland Law.

     Control Share Acquisition Statute. The Maryland General Corporation law imposes limitations on the voting rights of shares acquired in a "control share acquisition." This statute is applicable to a Maryland real estate investment trust formed under Title 8. The Maryland statute defines a "control share acquisition" at the 20%, 33-1/3% and 50% acquisition levels, and requires a two-thirds shareholder vote (excluding shares owned by the acquiring person and certain members of management) to accord voting rights to shares acquired in a control share acquisition. The statute also requires Maryland corporations or real estate investment trusts to hold a special meeting at the request of an actual or proposed control share acquiror generally within 50 days after a request is made with the submission of an "acquiring person statement," but only if the acquiring person (a) posts a bond for the cost of the meeting and (b) submits a definitive financing agreement to the extent that financing is not provided by the acquiring person. In addition, unless the charter or by-laws provide otherwise, the statute gives the Maryland corporation, within certain time limitations, various redemption rights if there is a shareholder vote on the issue and the grant of voting rights is not approved, or if an "acquiring person statement is not delivered to the target within 10 days following a control share acquisition. Moreover, unless the charter, declaration of trust or bylaws provide otherwise, the statute provides that if, before a control share acquisition occurs, voting rights are accorded to control shares which results in the acquiring person having majority voting power, then minority shareholders have appraisal rights. An acquisition of shares may be exempted from the control share statute provided that a charter, declaration of trust or bylaw provision is adopted for such purpose prior to the control share acquisition. Crown's Bylaws exempt all shares of beneficial interest in Crown from this statute to the fullest extent allowed under Maryland law.

     Reference is made to the full text of the foregoing statutes for their entire terms, and the partial summary contained in this Prospectus is not intended to be complete.

AMENDMENT OF DECLARATION OF TRUST

     Under Title 8 and the Declaration of Trust, the Trustees, by a two-thirds vote, may at any time amend Crown's Declaration of Trust from time to time to enable Crown to qualify as a real estate investment trust under the Code or as a real estate investment trust under Title 8, without the approval of the shareholders. Other amendments require the vote of a majority of the outstanding shares.

TERMINATION OF CROWN AND REAL ESTATE INVESTMENT TRUST STATUS

     Crown's Declaration of Trust permits the termination of the Trust by the affirmative vote of the holders of not less than a majority of the outstanding shares at a meeting of shareholders called for that purpose. In addition, the Declaration of Trust permits the Trustees, with the approval of a majority of Crown's shareholders, to terminate the status of the Trust as a real estate investment trust under the Code at any time.

LIMITATION OF LIABILITY

     Pursuant to Title 8 and the Declaration of Trust, the liability of Trustees and officers of Crown to Crown or to any shareholder of Crown for money damages has been eliminated except (a) for actual receipt of an improper personal benefit in money, property or services and (b) for active and deliberate dishonesty established by a final judgment as being material to the cause of action.

INDEMNIFICATION

     Crown's bylaws require it to indemnify any Trustee, officer or shareholder
(a) against reasonable expenses incurred by him in the successful defense (on the merits or otherwise) of any proceeding to which he is made a party by reason of such status or (b) against any claim or liability to which he may become subject by reason of such status unless it is established that (i) the act or omission giving rise to the claim was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. Crown is also required by its bylaws to pay or reimburse, in advance of a final disposition, reasonable expenses of a Trustee, officer or shareholder made a party to a proceeding by reason of his or her status as such upon receipt of a written affirmation by the Trustee or officer of his or her good faith belief that he or she has met the applicable standard for indemnification under the bylaws and a written undertaking to repay such expenses if it shall ultimately be determined that the applicable standard was not met.

     In addition, Crown has entered into indemnification agreements with each of Crown's officers and Trustees. The indemnification agreements require, among other things, that Crown indemnify its officers and Trustees to the fullest extent permitted by law, and advance to the officers and Trustees all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Crown must also indemnify and advance all expenses incurred by officers and Trustees seeking to enforce their rights under the indemnification agreements, and cover officers and Trustees under Crown's Trustees and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Declaration of Trust, it provides greater assurance to Trustees and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Trustees or by the shareholders to eliminate the rights it provides.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees and officers of Crown, Crown has been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

INSPECTION OF BOOKS AND RECORDS

     Under Title 8 any shareholder may inspect and copy the bylaws of Crown, minutes of proceedings of shareholders and annual statements of affairs of Crown. In addition, any shareholder of record who owns at least five percent of the outstanding shares of any class of beneficial interest for at least six months will be entitled to inspect and copy Crown's books of account and share ledger and to require Crown to prepare and deliver a verified list of the name and address of, and the number of shares owned by, each shareholder of Crown.

RESTRICTIONS ON INVESTMENT AND USE

     Under Title 8, a Maryland real estate investment trust must hold at least 75% of the value of its assets in real estate assets, mortgages or mortgage related securities, government securities, cash and cash items (including receivables) and may not use or apply land for farming, agriculture, horticulture or similar purposes.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
                         TO CROWN OF ITS REIT ELECTION

     The following summary of certain federal income tax considerations to Crown is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of any of the Securities will vary depending upon the terms of the specific securities acquired by such holder, as well as his or her particular situation, and this discussion does not attempt to address any aspects of federal income taxation relating to holders of Securities. Certain federal income tax considerations relevant to holders of the Securities will be provided in the applicable Prospectus Supplement relating thereto.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF A REIT

     Crown has elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ending December 31, 1993. Crown believes that it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code commencing with such taxable year, and Crown intends to continue to operate in such a manner, but no assurance can be given that it has operated or will continue to operate in such a manner so as to qualify or remain qualified.

     These sections of the Code dealing with REITs and their shareholders are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. No ruling will be sought from the Internal Revenue Service ("IRS") with respect to any matter described herein.

     In the opinion of Reed Smith Shaw & McClay, counsel to Crown, Crown has been organized in conformity with the requirements for qualification as a REIT, and its method of operation will enable it to meet the requirements for continued qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various factual assumptions relating to the organization and operation of Crown, the Operating Partnership and the lower tier partnerships and is conditioned upon certain representations made by Crown as to factual matters. In addition, this opinion is based upon the factual representations of Crown concerning its business and properties as set forth in this Prospectus and will assume that the actions described in this Prospectus have been completed as described. Moreover, such qualification and taxation as a REIT depends upon Crown's ability to meet, through actual annual operating results, distribution levels, diversity of share ownership and the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by such counsel to Crown. Accordingly, no assurance can be given that the actual results of Crown's operation for any particular taxable year will satisfy such requirements. Further, the anticipated income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative or administrative action at any time.

     If Crown continues to qualify for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. However, Crown will be subject to federal income tax as follows: First, Crown will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. Second, under certain circumstances, Crown may be subject to the "alternative minimum tax" on its items of tax preference. Third, if Crown has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if Crown has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if Crown should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which Crown fails the 75% or 95% test multiplied by (b) a fraction intended to reflect Crown's profitability. Sixth, if Crown should fail to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, Crown would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, with respect to an asset (a "Built-In Gain Asset") acquired by Crown from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the Built-In Gain Asset in the hands of Crown is determined by reference to the basis of the asset in the hands of the C corporation, if Crown recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which such asset was acquired by Crown, then, to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of such asset over (b) Crown's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate tax pursuant to IRS regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-In Gain assume that Crown will make an election pursuant to IRS Notice 88-19.

REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more Trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests, described below, regarding the nature of its income, assets and distributions. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months.

     The Declaration of Trust provides for restrictions regarding transfer of its shares, in order to assist Crown in continuing to satisfy the share ownership requirements described in (5) and (6) above. Such transfer restrictions are described in "Description of Shares"--"Restrictions on Transfer."

     Crown does not intend to have any subsidiaries that are not "qualified REIT subsidiaries." Code Section 856 (i) provides that a corporation which is a "qualified real estate investment trust subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified real estate investment trust subsidiary" shall be treated as assets, liabilities, and such items (as the case may be) of the real estate investment trust. Thus, in applying the requirements described herein, Crown's

"qualified real estate investment trust subsidiaries" will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and items of Crown.

     In the case of a REIT which is a partner in a partnership, IRS regulations provide that Crown will be deemed to own its proportionate share (corresponding to its capital interest in such partnership) of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of Crown for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, Crown's proportionate share of the assets, liabilities and items of income of the Operating Partnership and the Financing Partnership are treated as assets, liabilities and items of income of Crown for purposes of applying the requirements described herein. A summary of the rules governing the Federal income taxation of partnerships and their partners is provided below in "Tax Aspects of the Operating Partnership." Crown has direct control of the Operating Partnership and has and will continue to operate it consistent with the requirements for qualification as a REIT.

     In order to maintain qualification as a REIT, Crown annually must satisfy three gross income requirements. First, at least 75% of Crown's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of Crown's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of shares or securities (or from any combination of the foregoing). Third, gain from the sale or other disposition of shares or securities held for less than one year, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of Crown's gross income (including gross income from prohibited transactions) for each taxable year.

     Rents received by Crown will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if Crown, or an actual or constructive owner of 10% or more of Crown, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," Crown generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom Crown derives no revenue. Crown may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Crown has not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above or unless the Board of Trustees determines in its discretion that the rent received on such property is not material and will not jeopardize Crown's status as a REIT), (ii) rent any property to a Related Party Tenant (unless the Board of Trustees determines in its discretion that the rent received from such Related Party Tenant is not material and will not jeopardize Crown's status as a
REIT) or (iii) directly perform services considered to be rendered to the occupant of property.

     The Operating Partnership provides certain services with respect to Crown's properties that may not satisfy the "independent contractor" requirements described above. Crown has obtained a ruling from the IRS that the provision of such services will not cause the rents received with respect to Crown's properties to fail to qualify as "rents from real property."

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     Any gross income derived from a prohibited transaction is taken into account in applying the 30% income test necessary to qualify as a REIT (and the net income from the transaction is subject to a 100% tax). The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. The Operating Partnership and Crown believe that no asset owned by the Operating Partnership, Financing Partnership or Crown is held for sale to customers and that the sale of any such property and associated property will not be in the ordinary course of business of the Operating Partnership, Financing Partnership or Crown. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. Complete assurance cannot be given, however, that Crown can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of business" with the result that Crown may be subject to the 100% tax described above on income or gain, if any, from such sales.

     If Crown fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if Crown's failure to meet such tests was due to reasonable cause and not due to willful neglect, Crown attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Crown would be entitled to the benefit of these relief provisions. As discussed above in "Taxation of a REIT," even if these relief provisions apply, a tax would be imposed with respect to the excess of 75% or 95% of Crown's gross income over Crown's qualifying income in the relevant category, whichever is greater.

     Crown, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Crown's total assets (including its allocable share of the assets held by the Operating Partnership) must be represented by real estate assets (including (i) its allocable share of real estate assets held by partnerships in which Crown owns an interest and (ii) shares or debt instruments held for not more than one year purchased with the proceeds of a share offering or long-term (at least five years) debt offering of Crown), cash, cash items and government securities. Second, not more than 25% of Crown's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by Crown may not exceed 5% of the value of Crown's total assets and Crown may not own more than 10% of any one issuer's outstanding voting securities.

     As set forth above, the ownership of more than 10% of the voting securities of any one issuer by a real estate investment trust is prohibited by the asset tests. However, if Crown's subsidiaries are "qualified real estate investment trust subsidiaries" as defined in the Code, such subsidiaries will not be treated as separate corporations for federal income tax purposes. Thus, Crown's ownership of the shares of a "qualified real estate investment trust subsidiary" will not cause Crown to fail the asset tests.

     Crown, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of Crown's "REIT taxable income" (computed without regard to the dividends paid deduction and Crown's net capital gain) and
(ii) 95% of the net income (after tax), if any, from foreclosure property, minus
(B) the sum of certain items of noncash income. In addition, if Crown disposes of any Built-In Gain Asset during its Recognition Period, Crown will be required, pursuant to IRS regulations which have not yet been promulgated, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Crown timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that Crown does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Crown believes it has made and intends to make timely distributions sufficient to satisfy these annual distribution requirements.

     It is possible that, from time to time, Crown may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at Crown taxable income. Further, it is possible that, from time to time, Crown may be allocated a share of net capital gain attributable to the sale of depreciated property which exceeds its allocable share of cash attributable to that sale. As such, Crown may have less cash available for distribution than is necessary to meet its annual 95% distribution requirement or to avoid tax with respect to capital gain or the excise tax imposed on certain undistributed income. To meet the 95% distribution requirement necessary to qualify as a real estate investment trust or to avoid tax with respect to capital gain or the excise tax imposed on certain undistributed income, Crown may find it appropriate to arrange for short-term (or possibly long-term) borrowings or to pay distributions in the form of taxable share dividends. Any such borrowings for the purpose of making distributions to shareholders are required to be arranged through the Operating Partnership.

     Under certain circumstances, Crown may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in Crown's deduction for dividends paid for the earlier year. Thus, Crown may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Crown will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     Crown's taxable income (before the dividends paid deduction), however, for the years ended December 31, 1996, 1995 and 1994 was approximately $1.9 million, $2.8 million and $7.4 million, respectively. These amounts differ significantly from net income (loss) as reported in Crown's consolidated financial statements for the same periods.

     Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a real estate investment trust, Crown must maintain certain records and request certain information from its shareholders designed to disclose the actual ownership of its shares. Crown intends to comply with such requirements.

FAILURE TO QUALIFY

     If Crown fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, Crown will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Crown fails to qualify will not be deductible by Crown nor will they be required to be made. As a result, Crown's failure to qualify as a REIT would reduce the cash available for distribution by Crown to its shareholders. In addition, if Crown fails to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income, to the extent of Crown's current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Crown will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Crown would be entitled to such statutory relief.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

     As long as Crown qualifies as a real estate investment trust, distributions made to Crown's taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed Crown's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

Distributions in excess of current and accumulated earnings and profits will not be currently taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the shareholder. In addition, any distribution declared by Crown in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by Crown and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by Crown during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of Crown.

     In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from Crown required to be treated by such shareholder as long-term capital gain.

BACKUP WITHHOLDING

     Crown will report to its U.S. shareholders and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide Crown with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, Crown may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their nonforeign status to Crown. See "Taxation of Foreign Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     In general, a shareholder that is a tax-exempt entity not subject to tax on its investment income will not be subject to tax on distributions from Crown. In Revenue Ruling 66-106, 1966-1 C.B. 151, the IRS ruled that amounts distributed as dividends by a REIT do not constitute "unrelated business taxable income" as defined in the Code ("UBTI") when received by a qualified plan. Based on that ruling, regardless whether Crown incurs indebtedness in connection with the acquisition of properties, distributions paid by Crown to a shareholder that is a tax-exempt entity will not be treated as UBTI, provided that (i) the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares otherwise are not used in an unrelated trade or business of the tax-exempt entity and (ii) Crown is not a pension-held REIT. This ruling applies to a shareholder that is an organization that qualifies under Code Section 401(a), an IRA or any other tax-exempt organization that would compute UBTI, if any, in accordance with Code Section 512(a)(1). However, if Crown is a pension-held REIT and a qualified plan owns more than 10 percent of Crown, such shareholder will be required to recognize as UBTI that percentage of the dividends that it receives from Crown as is equal to the percentage of Crown's gross income that would be UBTI to Crown if Crown were a tax-exempt entity required to recognize UBTI. A REIT is a pension-held REIT if at least one qualified trust holds more than 25 percent of the value of Crown's shares or one or more qualified trusts, each of whom own more than 10 percent of Crown's shares, hold more than 50 percent of the value of Crown's shares (and would otherwise be treated as being closely-held without looking through the pension funds to their beneficiaries). A tax-exempt shareholder also should be aware that Congress currently is examining the taxation of investment income received by tax-exempt entities including the treatment of income received by such entities from REITs and other pass-through entities and is considering whether to treat income derived from a REIT as UBTI to the extent that Crown has incurred debt to acquire its assets. The Congressional committee conducting this examination has not yet concluded its study. Crown does not anticipate being a pension-held REIT.

     For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from Federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and
(c)(20), respectively, income from an investment in Crown will constitute UBTI unless the organization is able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the UBTI generated by its investment in Crown. Such prospective shareholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

TAXATION OF FOREIGN SHAREHOLDERS

     The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by Crown of United States real property interests and not designated by Crown as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of Crown. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a United States trade or business, the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions (and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation). Crown expects to withhold United States income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies (and the holder provides IRS Form 1001) or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with Crown claiming that the distribution is effectively connected income. Distributions in excess of current and accumulated earnings and profits of Crown will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's shares, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares in Crown, as described below. If it cannot be determined at the time a distribution is made whether or not distributions will be in excess of current and accumulated earnings and profit, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of Crown.

     For any year in which Crown qualifies as a real estate investment trust, distributions that are attributable to gain from sales or exchanges by Crown of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. Crown is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by Crown as a capital gains dividend. This amount is creditable against the Non-U.S. Shareholder FIRPTA tax liability. If Crown designates prior distributions as capital gains dividends, then subsequent distributions up to the amount of such prior distributions will be treated as capital gains dividends for purposes of withholding.

     Gain recognized by a Non-U.S. Shareholder upon a sale of shares generally will not be taxed under FIRPTA if Crown is a "domestically controlled real estate investment trust," defined generally as a real estate investment trust in which at all times during a specified testing period less than 50% in value of the shares were held directly or indirectly by foreign persons. It is currently anticipated that Crown will be a "domestically controlled real estate investment trust," and therefore the sale of shares will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if
(i) investment in the shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

     If the proceeds of a disposition of shares are paid by or through a United States office of a broker, the payment is subject to information reporting and to backup withholding unless the disposing non-U.S. shareholder certifies as to his name, address and non-United States status or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-United States office of a non-United States broker. United States information reporting requirements (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the United States if (i) the payment is made through an office outside the United States of a broker that is either (a) a United States person, (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) a "controlled foreign corporation" for United States federal income tax purposes, and (ii) the broker fails to initiate documentary evidence that the shareholder is a non-U.S. shareholder and that certain conditions are met or that the non-U.S. shareholder otherwise is entitled to an exemption.

OTHER TAX CONSEQUENCES

     Crown and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Crown and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Crown.

TAX ASPECTS OF THE OPERATING PARTNERSHIP

     The following discussion summarizes certain federal income tax considerations applicable solely to Crown's investment in the Operating Partnership and represents the view of Reed Smith Shaw & McClay. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as a Partnership

     Crown is entitled to include in its income its distributive share of the Operating Partnership's income and to deduct its distributive share of the Operating Partnership's losses only if the Operating Partnership is classified for federal income tax purposes as a partnership rather than as an association taxable as a corporation.

     For taxable periods prior to January 1, 1997, an organization formed as a partnership was treated as a partnership rather than as a corporation for federal income tax purposes only if it possessed no more than two of the four corporate characteristics that the Treasury Regulations used to distinguish a partnership from a corporation. These four characteristics were continuity of life, centralization of management, limited liability, and free transferability of interests. Although neither the Operating Partnership nor the Financing Partnership requested a ruling from the IRS that they would be classified as partnerships for Federal income tax purposes, rather than as associations taxable as corporations, at the time of their organization, the partnerships received an opinion of counsel that based on the provisions of the respective partnership agreements of the Operating

Partnership and the Financing Partnership, and certain factual assumptions and representations as to each of them, the Operating Partnership and the Financing Partnership would be treated as partnerships for federal income tax purposes and not as associations taxable as corporations. Effective January 1, 1997, newly promulgated Treasury Regulations (the "Regulations") eliminated the four-factor test described above and, instead, permit partnerships and other non-corporate entities to be taxed as partnerships for federal income tax purposes without regard to the number of corporate characteristics possessed by such entity. Under those Regulations, both the Operating Partnership and the Financing Partnership will be classified as partnerships for federal income tax purposes unless an affirmative election is made by the entity to be taxed as a corporation. Crown has represented that no such election has been made, or is anticipated to be made, on behalf of the Operating Partnership or the Financing Partnership. Under a special transitional rule in the Regulations, the IRS will not challenge the classification of an existing entity such as the Operating Partnership or the Financing Partnership for periods prior to January 1, 1997 if: (i) the entity has a "reasonable basis" for its classification; (ii) the entity and each of its members recognized the federal income tax consequences of any change in classification of the entity made within the 60 months prior to January 1, 1997; and (iii) neither the entity nor any of its members had been notified in writing on or before May 8, 1996 that its classification was under examination by the IRS. Neither the Operating Partnership nor the Financing Partnership changed their classification within the 60-month period preceding May 8, 1996, nor was either of them notified that its classification as a partnership for federal income tax purposes was under examination by the IRS. Therefore, in reliance upon the assumption that the Operating Partnership and the Financing Partnership were properly classified as partnerships, the classification of the Operating Partnership and the Financing Partnership should not be subject to challenge for any period prior to January 1, 1997.

     If for any reason the Operating Partnership or the Financing Partnership was taxable as a corporation rather than as a partnership for federal income tax purposes, Crown would not be able to satisfy the income and asset requirements for real estate investment trust status. In addition, any change in the status of the Operating Partnership or the Financing Partnership for tax purposes might be treated as a taxable event, in which case Crown might incur a tax liability without any related cash distribution. Further, items of income and deduction of the Operating Partnership or the Financing Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. The Operating Partnership or the Financing Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Operating Partnership's taxable income.

Income Taxation of the Operating Partnership and Its Partners:

     Partners, Not the Operating Partnership, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, Crown will be required to take into account its allocable share of the Operating Partnership's income, gains, losses, deductions, and credits for any taxable year of the Operating Partnership ending within or with the taxable year of Crown, without regard to whether Crown has received or will receive any distribution from the Operating Partnership.

     Operating Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     Tax Allocations With Respect to Contributed Properties. Pursuant to Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The Partnership Agreement requires allocations of income, gain, loss, and deduction attributable to such contributed property to be made in a manner that is consistent with
Section 704(c) of the Code. The Treasury Department recently proposed regulations (the "Section 704(c) Regulations") requiring partnerships to use a "reasonable method" for allocating items affected by Section 704(c) of the Code and outlining three reasonable allocation methods. The application of Section 704(c) to the Operating Partnership and the Financing Partnership is not entirely clear and may be affected by Treasury Regulations which may be promulgated in the future.

     Basis in Operating Partnership Interest. Crown's adjusted tax basis in its partnership interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by Crown, (ii) will be increased by (a) its allocable share of the Operating Partnership's income and (b) its allocable share of indebtedness of the Operating Partnership and the Financing Partnership and
(iii) will be reduced, but not below zero, by Crown's allocable share of (a) the Operating Partnership's loss and (b) the amount of cash distributed to Crown, and by constructive distributions resulting from a reduction in Crown's share of indebtedness of the Operating Partnership and the Financing Partnership.

     If the allocation of Crown's distributive share of the Operating Partnership's loss would reduce the adjusted tax basis of Crown's partnership interest in the Operating Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce Crown's adjusted tax basis below zero. To the extent that the Operating Partnership's distributions, or any decrease in Crown's share of the nonrecourse indebtedness of the Operating Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce Crown's adjusted tax basis below zero, such distributions (including such constructive distributions) constitute taxable income to Crown. Such distributions and constructive distributions will normally be characterized as a capital gain, and if Crown's partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gains.

Depreciation Deductions Available to the Operating Partnership and the Financing Partnership.

     The Operating Partnership and the Financing Partnership were formed in 1993 principally by way of contributions of property interests. Crown, the Operating Partnership and the Financing Partnership, as applicable, compute depreciation for federal income tax purposes using the historic depreciation schedules pursuant to which each Property (except for Oak Ridge Mall, Shenango Valley Mall, Middletown Mall and Wyoming Valley Mall) was depreciated using various methods of depreciation that were determined at the time each Property was placed in service. With respect to Oak Ridge Mall and the Shenango Valley Mall, the Operating Partnership computes depreciation for federal income tax purposes using the alternative cost recovery system method based on useful lives of 40 years for buildings and improvements and 7 years for equipment and fixtures, and for accounting purposes using the straight-line method based on useful lives of 40 years for buildings and improvements and 7 years for equipment and fixtures.

     Section 704 (c) of the Code may affect allocations of depreciation and gain or loss on all of the Properties contributed to the Operating Partnership or the Financing Partnership.

Sale of the Operating Partnership's Property

     Generally, any gain realized by the Operating Partnership or the Financing Partnership on the sale of property held by the Operating Partnership or the Financing Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any unrealized gain attributable to the excess of the fair market value of the shopping center interests over their adjusted tax bases at the time of contribution to the Operating Partnership ("Pre-Contribution Gain") must, when recognized by the Operating Partnership, be allocated to Crown Investments under Section 704(c) of the Code and Treasury Regulations promulgated thereunder. As noted above, in connection with the contribution of the interests in the Properties with respect to which there is Pre-Contribution Gain, the Operating Partnership will allocate to Crown depreciation which is disproportionately greater than Crown's ownership in the Operating Partnership.

     As a result of the foregoing, in the event of the disposition of any of Crown's properties which have Pre-Contribution Gain, all income attributable to such Pre-Contribution Gain will be allocated to Crown Investments, and Crown will be allocated only its share of capital gains attributable to appreciation, if any, occurring after the closing of the offerings and gain in an amount no greater than the amount in which Crown has been allocated depreciation deductions from the Operating Partnership disproportionately greater than Crown's percentage interest in the Operating Partnership pursuant to Section 704(c) of the Code. The decision relating to the potential sale of any such property will be made by the independent Trustees of Crown if the sale would result in a disproportionately higher taxable income for Crown Investments than for Crown (after taking into account Crown Investments' use of its then available losses or loss carry forwards).

     Crown's share of any gain realized on the sale of any property held by the Operating Partnership, the Financing Partnership or Crown as inventory or other property held primarily for sale to customers in the ordinary course of Crown's Operating Partnership's or the Financing Partnership's trade or business will however, be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income will also have an adverse effect upon Crown's ability to satisfy the income tests for real estate investment trust status. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of Crown's, the Operating Partnership's or the Financing Partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Crown, the Operating Partnership and the Financing Partnership intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating their properties (and other shopping centers) and to make such occasional sales of properties, including peripheral land, as are consistent with the investment objectives of Crown, the Operating Partnership and the Financing Partnership.

                              PLAN OF DISTRIBUTION

     Crown may sell Securities through underwriters for public offer and sale by them, and also may sell the Securities offered hereby to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. Crown also may, from time to time, authorize underwriters acting as Crown's agents to offer and sell Securities upon terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of the Securities, underwriters may be deemed to have received compensation from Crown in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriters or agents in connection with an offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements to be entered into with Crown, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, Crown will authorize underwriters or other persons acting as Crown's agents to solicit offers by certain institutions to purchase Securities from Crown at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of Crown. Delayed delivery contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its delayed delivery contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, Crown shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by delayed delivery contracts.

                                    EXPERTS

     The consolidated financial statements and schedules of Crown American Realty Trust incorporated by reference from the Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports, with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing, in giving said reports.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for Crown by Reed Smith Shaw & McClay, Pittsburgh, Pennsylvania.

======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CROWN OR THE UNDERWRITER. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS CONSTITUTES AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
        PROSPECTUS SUPPLEMENT
Available Information................   S-2
Information Incorporated by
  Reference..........................   S-2
Crown................................   S-4
Risk Factors.........................   S-5
Recent Developments..................   S-12
Use of Proceeds......................   S-13
Description of the Shares............   S-13
Certain Federal Income
  Tax Consequences...................   S-19
Underwriting.........................   S-22
Legal Matters........................   S-23
Experts..............................   S-23
PROSPECTUS
Available Information................     2
Incorporation of Certain Documents by
  Reference..........................     2
Crown................................     4
Use of Proceeds......................     5
Ratio of Earnings to Fixed Charges...     5
Description of Shares................     5
Certain Provisions of Maryland Law
  and Crown's Declaration of Trust
  and Bylaws.........................    17
Certain Federal Income Tax
  Considerations to Crown of its REIT
  Election...........................    22
Plan of Distribution.................    32
Experts..............................    33
Legal Matters........................    33

======================================================
======================================================

        2,500,000 11.00% SENIOR PREFERRED SHARES OF BENEFICIAL INTEREST
                        ($50.00 LIQUIDATION PREFERENCE)

                          CROWN AMERICAN REALTY TRUST
                               ------------------
                             PROSPECTUS SUPPLEMENT
                               ------------------
                              FRIEDMAN, BILLINGS,
                               RAMSEY & CO., INC.
                                  JULY 3, 1997

======================================================